Exhibit 1.1

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              AGREEMENT AND PLAN OF REORGANIZATION

                         BY AND BETWEEN

                  INDEPENDENT BANKSHARES, INC.
                         ABILENE, TEXAS


                               AND

                   CROWN PARK BANCSHARES, INC.
                         LUBBOCK, TEXAS



                    Dated as of July 11, 1996


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ARTICLE I.     ACQUISITION OF CROWN PARK BY INDEPENDENT. . . .  1
SECTION 1.01   Merger of New Independent with and into Crown
                    Park . . . . . . . . . . . . . . . . . . .  1
SECTION 1.02   Effects of the Merger . . . . . . . . . . . . .  2
SECTION 1.03   Articles of Incorporation and Bylaws. . . . . .  2
SECTION 1.04   Directors and Officers. . . . . . . . . . . . .  2
SECTION 1.05   Conversion of the Crown Park Common Stock . . .  2
SECTION 1.06   Shareholders' Meeting . . . . . . . . . . . . .  5
SECTION 1.07   Delivery of Consideration . . . . . . . . . . .  5
SECTION 1.08   Bank Merger Agreement . . . . . . . . . . . . .  6

ARTICLE II.    THE CLOSING AND THE CLOSING DATE. . . . . . . .  6
SECTION 2.01   Time and Place of the Closing and Closing
                    Date . . . . . . . . . . . . . . . . . . .  6
SECTION 2.02   Actions to be Taken at the Closing by Crown
                    Park . . . . . . . . . . . . . . . . . . .  7
SECTION 2.03   Actions to be Taken at the Closing by
                    Independent. . . . . . . . . . . . . . . .  8
SECTION 2.04   Further Assurances. . . . . . . . . . . . . . .  9
SECTION 2.05   Effective Date. . . . . . . . . . . . . . . . .  9

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF CROWN PARK. . 10
SECTION 3.01   Organization and Qualification. . . . . . . . . 10
SECTION 3.02   Execution and Delivery. . . . . . . . . . . . . 10
SECTION 3.03   Crown Park Capitalization . . . . . . . . . . . 10
SECTION 3.04   Compliance with Laws, Permits and Instruments . 11
SECTION 3.05   Crown Park Financial Statements . . . . . . . . 11
SECTION 3.06   The Bank. . . . . . . . . . . . . . . . . . . . 12
SECTION 3.07   Litigation. . . . . . . . . . . . . . . . . . . 13
SECTION 3.08   Consents and Approvals. . . . . . . . . . . . . 13
SECTION 3.09   Undisclosed Liabilities . . . . . . . . . . . . 14
SECTION 3.10   Title to Assets . . . . . . . . . . . . . . . . 14
SECTION 3.11   Absence of Certain Changes or Events. . . . . . 14
SECTION 3.12   Contracts . . . . . . . . . . . . . . . . . . . 17
SECTION 3.13   Taxes . . . . . . . . . . . . . . . . . . . . . 18
SECTION 3.14   Insurance . . . . . . . . . . . . . . . . . . . 19
SECTION 3.15   No Adverse Change . . . . . . . . . . . . . . . 19
SECTION 3.16   Proprietary Rights. . . . . . . . . . . . . . . 19
SECTION 3.17   Transactions with Certain Persons and Entities. 20
SECTION 3.18   Evidences of Indebtedness . . . . . . . . . . . 20
SECTION 3.19   Employee Relationships. . . . . . . . . . . . . 20
SECTION 3.20   Condition of Assets . . . . . . . . . . . . . . 20
SECTION 3.21   Environmental Compliance. . . . . . . . . . . . 21
SECTION 3.22   Regulatory Compliance . . . . . . . . . . . . . 22
SECTION 3.23   Absence of Certain Business Practices . . . . . 22

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SECTION 3.24   Proxy Statement . . . . . . . . . . . . . . . . 22
SECTION 3.25   Dissenting Shareholders . . . . . . . . . . . . 22
SECTION 3.26   Books and Records . . . . . . . . . . . . . . . 23
SECTION 3.27   Forms of Instruments, Etc.. . . . . . . . . . . 23
SECTION 3.28   Fiduciary Responsibilities. . . . . . . . . . . 23
SECTION 3.29   Guaranties. . . . . . . . . . . . . . . . . . . 23
SECTION 3.30   Voting Trust or Buy-Sell Agreements . . . . . . 23
SECTION 3.31   Employee Benefit Plans. . . . . . . . . . . . . 23
SECTION 3.32   COBRA Responsibility. . . . . . . . . . . . . . 27
SECTION 3.33   Derivatives . . . . . . . . . . . . . . . . . . 27
SECTION 3.34   Valuation of Land, Building, Improvements . . . 27
SECTION 3.35   Representations Not Misleading. . . . . . . . . 27

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF INDEPENDENT . 27
SECTION 4.01   Organization and Qualification. . . . . . . . . 27
SECTION 4.02   Execution and Delivery. . . . . . . . . . . . . 28
SECTION 4.03   Compliance with Laws, Permits and Instruments . 28
SECTION 4.04   Litigation. . . . . . . . . . . . . . . . . . . 28
SECTION 4.05   Consents and Approvals. . . . . . . . . . . . . 28
SECTION 4.06   Proxy Statement . . . . . . . . . . . . . . . . 28
SECTION 4.07   Representations Not Misleading. . . . . . . . . 29

ARTICLE V.     COVENANTS OF CROWN PARK . . . . . . . . . . . . 29
SECTION 5.01   Best Efforts. . . . . . . . . . . . . . . . . . 29
SECTION 5.02   Information for Applications. . . . . . . . . . 29
SECTION 5.03   Required Acts of Crown Park and the Bank. . . . 29
SECTION 5.04   Prohibited Acts of Crown Park and the Bank. . . 31
SECTION 5.05   Access; Pre-Closing Investigation . . . . . . . 34
SECTION 5.06   Designee of Independent . . . . . . . . . . . . 34
SECTION 5.07   Additional Financial Statements.  . . . . . . . 34
SECTION 5.08   Untrue Representations. . . . . . . . . . . . . 34
SECTION 5.09   Litigation and Claims . . . . . . . . . . . . . 35
SECTION 5.10   Adverse Changes . . . . . . . . . . . . . . . . 35
SECTION 5.11   No Negotiation with Others. . . . . . . . . . . 35
SECTION 5.12   Consents and Approvals. . . . . . . . . . . . . 35
SECTION 5.13   Environmental Investigation; Right to Terminate
                    Agreement. . . . . . . . . . . . . . . . . 35
SECTION 5.14   Proxies . . . . . . . . . . . . . . . . . . . . 37
SECTION 5.15   Sole Shareholder Approval . . . . . . . . . . . 37

ARTICLE VI.    COVENANTS OF INDEPENDENT. . . . . . . . . . . . 37
SECTION 6.01   Best Efforts. . . . . . . . . . . . . . . . . . 38
SECTION 6.02   Incorporation and Organization of New
                    Independent. . . . . . . . . . . . . . . . 38

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SECTION 6.03   Acts of New Independent . . . . . . . . . . . . 38
SECTION 6.04   Information for Applications. . . . . . . . . . 38
SECTION 6.05   Untrue Representations. . . . . . . . . . . . . 38
SECTION 6.06   Litigation and Claims . . . . . . . . . . . . . 38
SECTION 6.07   Regulatory and Other Approvals. . . . . . . . . 39

ARTICLE VII.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                    CROWN PARK . . . . . . . . . . . . . . . . 39
SECTION 7.01   Compliance with Representations, Warranties and
                    Agreements . . . . . . . . . . . . . . . . 39
SECTION 7.02   Shareholder Approvals . . . . . . . . . . . . . 39
SECTION 7.03   Government and Other Approvals. . . . . . . . . 39
SECTION 7.04   No Litigation . . . . . . . . . . . . . . . . . 39
SECTION 7.05   Opinion of Legal Counsel to Independent . . . . 40

ARTICLE VIII.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                    INDEPENDENT. . . . . . . . . . . . . . . . 40
SECTION 8.01   Compliance with Representations, Warranties and
                    Agreements . . . . . . . . . . . . . . . . 40
SECTION 8.02   Shareholder Approvals . . . . . . . . . . . . . 40
SECTION 8.03   Government and Other Approvals. . . . . . . . . 40
SECTION 8.04   No Litigation . . . . . . . . . . . . . . . . . 41
SECTION 8.05   Opinion of Legal Counsel to Crown Park. . . . . 41
SECTION 8.06   Dissenting Shareholders . . . . . . . . . . . . 41
SECTION 8.07   Accounting Treatment. . . . . . . . . . . . . . 41
SECTION 8.08   No Material Adverse Change. . . . . . . . . . . 42
SECTION 8.09   Bank Merger Agreement . . . . . . . . . . . . . 42

ARTICLE IX.    TERMINATION AND ABANDONMENT . . . . . . . . . . 42
SECTION 9.01   Right of Termination. . . . . . . . . . . . . . 42
SECTION 9.02   Notice of Termination . . . . . . . . . . . . . 43
SECTION 9.03   Effect of Termination . . . . . . . . . . . . . 43

ARTICLE X.     CONFIDENTIAL INFORMATION. . . . . . . . . . . . 43
SECTION 10.01  Definition of "Recipient," "Disclosing Party"
                    and "Representative" . . . . . . . . . . . 43
SECTION 10.02  Definition of "Subject Information" . . . . . . 43
SECTION 10.03  Confidentiality . . . . . . . . . . . . . . . . 44
SECTION 10.04  Securities Law Concerns . . . . . . . . . . . . 44
SECTION 10.05  Return of Subject Information . . . . . . . . . 44
SECTION 10.06  Specific Performance/Injunctive Relief. . . . . 44

ARTICLE XI.    INDEMNIFICATION . . . . . . . . . . . . . . . . 45
SECTION 11.01  Indemnification by Independent. . . . . . . . . 45

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SECTION 11.02  Indemnification by the Primary Shareholders . . 45
SECTION 11.03  General Indemnification Provisions. . . . . . . 45
SECTION 11.04  Procedure for Indemnification . . . . . . . . . 45

ARTICLE XII.   MISCELLANEOUS . . . . . . . . . . . . . . . . . 46
SECTION 12.01  Survival of Representations and Warranties. . . 46
SECTION 12.02  Expenses. . . . . . . . . . . . . . . . . . . . 46
SECTION 12.03  Brokerage Fees and Commissions. . . . . . . . . 46
SECTION 12.04  Entire Agreement. . . . . . . . . . . . . . . . 47
SECTION 12.05  Further Cooperation . . . . . . . . . . . . . . 47
SECTION 12.06  Severability. . . . . . . . . . . . . . . . . . 47
SECTION 12.07  Notices . . . . . . . . . . . . . . . . . . . . 47
SECTION 12.08  GOVERNING LAW . . . . . . . . . . . . . . . . . 49
SECTION 12.09  Multiple Counterparts . . . . . . . . . . . . . 49
SECTION 12.10  Certain Definitions . . . . . . . . . . . . . . 49
SECTION 12.11  Specific Performance. . . . . . . . . . . . . . 50
SECTION 12.12  Attorneys' Fees and Costs . . . . . . . . . . . 51
SECTION 12.13  Rules of Construction . . . . . . . . . . . . . 51
SECTION 12.14  Binding Effect; Assignment. . . . . . . . . . . 51
SECTION 12.15  Public Disclosure . . . . . . . . . . . . . . . 51
SECTION 12.16  Extension; Waiver . . . . . . . . . . . . . . . 52
SECTION 12.17  Amendments. . . . . . . . . . . . . . . . . . . 52
SECTION 12.18  Delivery of Schedules . . . . . . . . . . . . . 52

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                            EXHIBITS

Exhibit A      -    Bank Merger Agreement
Exhibit B      -    Voting Agreement and Irrevocable Proxy
Exhibit C      -    Opinion of Counsel to Independent and New
                    Independent
Exhibit D      -    Opinion of Counsel to Crown Park
Exhibit E      -    Form of Promissory Note



                            SCHEDULES

Schedule 3.03       -    Outstanding Convertible Securities
Schedule 3.04       -    Compliance with Laws, Permits and
                         Instruments
Schedule 3.07       -    Litigation
Schedule 3.08       -    Consents and Approvals
Schedule 3.09       -    Undisclosed Liabilities
Schedule 3.10       -    Liens, Mortgages, Security Interests and
                         Encumbrances
Schedule 3.11       -    Certain Changes or Events
Schedule 3.12       -    Contracts
Schedule 3.13       -    Tax Matters
Schedule 3.14       -    Insurance
Schedule 3.16       -    Proprietary Rights
Schedule 3.17       -    Transactions With Insiders
Schedule 3.18       -    Credit Information
Schedule 3.20       -    Condition of Assets
Schedule 3.21       -    Environmental Compliance
Schedule 3.22       -    Regulatory Compliance
Schedule 3.30       -    Voting Trust or Buy-Sell Agreements
Schedule 3.31       -    Employee Benefit Plans

              AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of the 11th day of July, 1996, by and between Independent Bankshares, Inc., a Texas corporation and registered bank holding company with its principal offices in Abilene, Texas ("Independent"), and Crown Park Bancshares, Inc., a Texas corporation and registered bank holding company with its principal offices in Lubbock, Texas ("Crown Park").


                      W I T N E S S E T H:

     WHEREAS, Crown Park owns all of the stock of Western National Bank, Lubbock, Texas, a national banking association (the "Bank"); and

     WHEREAS, Independent desires to acquire all of the issued and outstanding stock of Crown Park through the merger of New
Independent, a wholly-owned direct or indirect subsidiary of Independent ("New Independent") with and into Crown Park
(the "Merger"); and

     WHEREAS, Independent and Crown Park believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of Independent, Crown Park and their respective shareholders; and

     WHEREAS, Independent and Crown Park desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

     WHEREAS, the respective boards of directors of Independent and Crown Park have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, Independent and Crown Park undertake, promise, covenant and agree with each other as follows:


                           ARTICLE I.
ACQUISITION OF CROWN PARK BY INDEPENDENT

     SECTION 1.01 Merger of New Independent with and into Crown Park. Subject to the terms and conditions of this Agreement, Independent shall cause New Independent to be merged with and into Crown Park pursuant to the provisions of Part Five of the Texas Business Corporation Act (the "TBCA") and with the effect provided in Article 5.06 of the TBCA.

     SECTION 1.02 Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA. Following the Merger, Crown Park shall continue as the corporation resulting from the Merger (the "Resulting Corporation"), and the separate corporate existence of New Independent shall cease. The name of the Resulting Corporation shall be "Crown Park Bancshares, Inc." The existing offices and facilities of Crown Park immediately preceding the Merger shall be the principal offices and facilities of the Resulting Corporation following the Merger. At the Effective Date, all rights, title and interests to all real estate and other property owned by each of New Independent and Crown Park shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Date, all liabilities and obligations of New Independent and Crown Park shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor and no other party to the Merger shall be liable therefor. At the Effective Date, at the election of the Resulting Corporation, a proceeding pending by or against Crown Park may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

     SECTION 1.03  Articles of Incorporation and Bylaws.  The
Articles of Incorporation and Bylaws, respectively, of New
Independent shall continue as the Articles of Incorporation and Bylaws of the Resulting Corporation.

     SECTION 1.04 Directors and Officers. The directors, advisory directors and officers, respectively, of New Independent at the Effective Date shall be the directors, advisory directors and officers of the Resulting Corporation and each of them shall hold office from the Effective Date until their respective successors are duly elected or appointed, as the case may be, and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Corporation or as otherwise provided by law.

     SECTION 1.05 Conversion of the Crown Park Common Stock. At the Effective Date by virtue of this Agreement and without any further action on the part of Independent, Crown Park, or any holder:

            (i) Each holder of the common stock of Crown Park, par value $5.00 per share (the "Crown Park
          Common Stock"), shall be entitled to receive from New Independent for each share of Crown Park Common Stock owned by such holder as of the Effective Date, an amount of cash equal to $39.00 per share (the "Per Share Consideration"), or $7,424,508 (the "Merger Consideration") in the aggregate, subject to adjustment as set forth below.

                    (a)  If the Closing Date (as defined in
               Section 2.01) occurs after January 1, 1997, the Merger Consideration will increase by an amount equal to the amount of interest earned on the Merger Consideration from

               January 1, 1997 through the Closing Date at a rate equal to the 26-week United State Treasury Bill rate plus two percent.

                    (b)  The amount of the Merger Consideration
               shall be reduced by $166,575.50, which amount shall be paid at the Closing by Independent to Bryn Jan Financial Corporation in full payment of the $0.875 per share brokerage fee.

                    (c)  In the event that the Bank fails to
               purchase a three-year "tail" coverage rider to its D&O Insurance Policy, Independent may purchase such coverage, and the Merger Consideration shall be decreased dollar for dollar equal to the cost incurred by Independent in connection with obtaining such coverage.

                    (d) In addition to the Merger Consideration, Independent agrees that Crown Park may pay a dividend in the amount of $150,000 to its shareholders prior to the Closing Date provided, however, that the Merger Consideration shall be decreased dollar for dollar by the amount by which the Bank's shareholders' equity, after giving effect to all such dividends and distributions, as calculated in accordance with generally accepted accounting principles ("GAAP") applied consistently with past practices, at the Effective Date is less than $5,400,000 and provided further that the Merger Consideration shall be further reduced if the shareholders' equity of Crown Park, after giving effect to all such dividends and distributions, calculated in accordance with GAAP, applied consistently with past practices at the Effective Date is less than $4,000,000. For purposes of this calculation, in the event that both the Bank's shareholders' equity and Crown Park's shareholders' equity are below the required amount, then the amount by which those equity accounts are below such required amounts will be deducted only once from the Merger Consideration.

                    (e) For purposes of this Section 1.05(i), the Per Share Consideration shall be either increased or decreased, as the case may be, by an amount equal to the quotient of the net increase or decrease in the Merger Consideration determined by applying (a) through (d) above divided by the number of shares of Crown Park issued and outstanding at the Effective Date.

           (ii) The number of shares of common stock of New Independent (the "New Independent Common Stock") outstanding at the Effective Date shall, at the Effective Date and by virtue of the Merger and without any action on the part of Independent or any other party as holder thereof, be converted into a like number of shares of common stock of the Resulting Corporation with a par value of $1.00 per share, with the effect that the number of shares of the common stock of the Resulting Corporation outstanding immediately after the Effective Date shall be equal to the aggregate number of shares of New Independent Common Stock outstanding immediately before the Effective Date. The authorized number of shares of common stock of the Resulting Corporation shall be the same as the authorized number of shares of New Independent Common Stock immediately prior to the Effective Date.

          (iii) The shares of the Crown Park Common Stock issued and outstanding at the Effective Date shall, by operation of law and without any action on the part of the holder thereof, unless dissenters' rights under applicable law are being perfected with respect thereto, be converted into the right to receive the consideration set forth in Section 1.05(i); provided, however, the holders of the Crown Park Common Stock shall have the option to elect to receive part or all, as the case may be, of their portion of the Merger Consideration in the form of promissory notes payable in equal annual principal payments over a period of five years at a rate of interest equal to the 26-week United States Treasury Bill rate plus two percent, with such rate adjusted quarterly. The notes shall provide that interest shall be paid quarterly and that principal shall be paid annually. The promissory notes shall be in the form of the attached Exhibit E. The maximum amount of the Merger Consideration that the holders of the Crown Park Common Stock may elect to have paid pursuant to promissory notes in the form described above is $3,000,000. In the event that the number of holders of the Crown Park Common Stock who elect to receive a portion of the Merger Consideration in the form of promissory notes is such that the amount of the Merger Consideration to be paid pursuant to promissory notes would be greater than $3,000,000, then Independent shall allocate the payment of the Merger Consideration by promissory notes pro rata among the holders of Crown Park Common Stock electing payment by promissory notes such that the total amount of Merger Consideration paid by promissory notes is equal to $3,000,000.

           (iv) In addition to the Merger Consideration, Independent agrees that the Resulting Corporation shall assume the existing indebtedness on the books of Crown Park at the Effective Date; provided, however, that the total amount of debt incurred by Independent and its subsidiaries, including the promissory notes issued as part of the Merger Consideration as described in Section 1.05(iii), shall be less than or equal to $4,000,000. In the event that the total amount of debt incurred by Independent and its subsidiaries would be greater than $4,000,000, then Independent shall allocate the payment of the Merger Consideration by promissory notes pro rata among the holders of Crown Park Common Stock electing payment by promissory notes such that the total amount of debt incurred by Independent and its subsidiaries is equal to $4,000,000.

            (v) On or following the Effective Date, each holder of the Crown Park Common Stock shall be required to surrender its shares of Crown Park Common Stock to Independent as the Exchange Agent and, upon such surrender, each such holder shall be entitled to receive from Independent an amount of cash as determined pursuant to Section 1.05(i). Until so surrendered, each such outstanding certificate representing shares of Crown Park Common Stock shall be deemed for all purposes, subject only to dissenters' rights under applicable law, to evidence solely the right to receive such consideration from Independent as described in Section 1.05.

     SECTION 1.06 Shareholders' Meeting. Crown Park, acting through its Board of Directors, shall, in accordance with applicable law:

          A. Duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders' Meeting") as soon as practicable for the purpose of approving and adopting the Merger and this Agreement and the transactions contemplated hereby and thereby;

          B. Require no greater than the minimum vote of each class of stock of Crown Park required by the terms of each class of stock and applicable law in order to approve the Merger and this Agreement;

          C. Subject to its fiduciary duties to the shareholders of Crown Park, include in the Proxy Statement (defined in Section 1.06(D), below) the recommendation of its Board of Directors that the shareholders of Crown Park vote in favor of the approval and adoption of the Merger and this Agreement and the transactions contemplated hereby and thereby; and

          D. Cause the Proxy Statement to be mailed to the shareholders of Crown Park as soon as practicable, and use its best efforts to obtain the approval and adoption of the Merger and this Agreement by shareholders holding at least the minimum number of shares of each class of the stock of Crown Park entitled to vote at the Shareholders' Meeting necessary to approve the Merger and this Agreement under applicable law.

     The letter to shareholders, notice of meeting, prospectus, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger and this Agreement shall be in form and substance satisfactory to Independent and are collectively referred to herein as the "Proxy Statement."

     SECTION 1.07 Delivery of Consideration. At the Closing, Crown Park shall provide Independent with a shareholder list, which list shall be certified by an officer of Crown Park. Provided that all necessary shareholder and regulatory approvals have been obtained, Independent shall forward letters of transmittal for use in exchanging such holder's certificates for the Merger Consideration to all of the shareholders on the certified shareholder list as promptly as possible, but in no event later
than three (3) business days after the Effective Date.   Promptly
after receipt of such certificates and letter of transmittal, Independent shall review the executed letters of transmittal in order to verify proper execution. Provided that the letter of transmittal is properly completed, accompanied by all of the appropriate stock certificates and made available for review by Independent or its Exchange Agent, New Independent shall pay to such shareholder the consideration set forth in Section 1.05, with respect to shares of the Crown Park Common Stock.

Shareholders who do not provide properly completed letters of transmittal and all appropriate stock certificates to Independent shall receive their consideration promptly following receipt of these documents by Independent. In the event that a letter of transmittal contains an error, is incomplete or is not accompanied by all appropriate stock certificates, then Independent will notify the shareholder promptly of the need for further information. If any record shareholder of Crown Park is unable to locate any certificate evidencing the Crown Park Common Stock, such shareholder shall submit an indemnity agreement to Independent or its Exchange Agent in a form acceptable to Independent in its sole discretion in lieu of such certificate. Notwithstanding the foregoing, neither the Exchange Agent nor any other party to this Agreement shall be liable to any holder of certificates representing the Crown Park Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as specifically provided by Section 1.05, no interest shall be payable with respect to the payment of the Merger Consideration.

     SECTION 1.08 Bank Merger Agreement. In its sole discretion, Independent may request and Crown Park shall be required to cause the Bank to enter into a merger agreement (the "Bank Merger Agreement"), the form of which is attached hereto as Exhibit A, pursuant to which the Bank will be merged (the "Bank Merger") with and into First State Bank, N.A. The Bank shall execute the Bank Merger Agreement, obtain all such corporate approvals for the Bank Merger and take all such other actions as need be in a manner such that Independent, the Resulting Corporation and First State Bank, N.A. will be able to obtain all necessary regulatory approvals for the Bank Merger prior to the Closing Date, and Independent will be able to cause the Bank Merger to be consummated immediately after the effective time of the Merger.


                           ARTICLE II.
THE CLOSING AND THE CLOSING DATE

     SECTION 2.01 Time and Place of the Closing and Closing Date. On a date mutually agreeable to Crown Park and Independent within thirty (30) calendar days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (herein called the "Closing Date"), a meeting (the "Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Articles VII and VIII of this Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

     The Closing shall take place at the offices of Western
National Bank, 82nd & Nashville Avenue, Lubbock, Texas 79453 on the Closing Date, or at such other place to which the parties may agree.

     SECTION 2.02 Actions to be Taken at the Closing by Crown Park. At the Closing, Crown Park shall execute and acknowledge (where appropriate) and deliver to Independent, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Independent's obligations to close hereunder):

          A. True, correct and complete copies of the Articles of Incorporation of Crown Park and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas.

          B. True, correct and complete copies of the Articles of Association of the Bank and all amendments thereto, duly certified as of a recent date by the Office of the Comptroller of the Currency (the "OCC").

          C. A certificate of existence, dated as of a recent date, issued by the Secretary of State of the State of Texas, duly certifying as to the existence of Crown Park in Texas.

          D. A certificate of existence, dated as of a recent date, issued by the Office of the Comptroller of the Currency, duly certifying as to the existence of the Bank.

          E. A certificate of good standing, which certificate shall be valid for purposes of merger, dated as of a recent date, issued by the Texas Comptroller of Public Accounts, duly certifying as to the good standing of Crown Park in the State of Texas.

          F. A certificate of good standing, dated as of a recent date, issued by the Texas Comptroller of Public Accounts, duly certifying as to the good standing of the Bank in the State of Texas.

          G. A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the "FDIC"), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act
     (the "FDIA").

          H. A certificate duly executed by the Secretary or an Assistant Secretary of Crown Park, acting solely in his capacity as an officer of Crown Park, pursuant to which Crown Park shall certify (a) the due adoption by the Board of Directors of Crown Park of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the authorization of the shareholders of Crown Park of the transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (c) the incumbency and true signatures of those officers of Crown Park duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Crown Park, and (d) that the copy of the

     Bylaws of Crown Park attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

          I. A certificate duly executed by the Cashier or an Assistant Cashier of the Bank, acting solely in his capacity as an officer of the Bank, pursuant to which the Bank shall certify that the copy of the Bylaws attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

          J. A certificate duly executed by a duly authorized officer of Crown Park, acting solely in his capacity as an officer of Crown Park, dated as of the Closing Date, pursuant to which Crown Park shall certify that all of the representations and warranties made in Article III of this Agreement are true and correct on and as of the date of such certificate as if made on such date and that except as expressly permitted by this Agreement there shall have been no Material Adverse Change since December 31, 1995.

          K. All consents required to be obtained by Crown Park from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Schedule 3.08.

          L. An opinion of counsel to Crown Park in accordance with this Agreement.

          M. All other documents required to be delivered to Independent by Crown Park under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Independent or its counsel.

     SECTION 2.03  Actions to be Taken at the Closing by
Independent. At the Closing, Independent shall execute and acknowledge (as appropriate) and deliver to Crown Park, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Crown Park's obligations to close hereunder):

          A.   True, correct and complete copies of New
     Independent's Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas.

          B. Good standing and existence certificates for Independent, dated as of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of Independent in the State of Texas.

          C. A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Independent, acting solely in his capacity as an officer of Independent, pursuant to which Independent shall certify
     (a) the due adoption by the Board of Directors of Independent of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (b) the incumbency and true signatures of those officers of Independent duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Independent, and
     (c) that the copy of the Bylaws of Independent attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

          D. A certificate duly executed by the Secretary or an Assistant Secretary of New Independent, acting solely in his capacity as an officer of New Independent, pursuant to which New Independent shall certify (a) the due adoption by the Board of Directors of New Independent of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the taking of all actions contemplated thereby; (b) the incumbency and true signatures of those officers of New Independent duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the taking of all actions contemplated hereby on behalf of New Independent, and (c) that the copy of the Bylaws of New Independent attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

          E. True, correct and complete copies of the Certificate of Merger of New Independent with and into Crown Park, duly certified as of a recent date by the Secretary of State of the State of Texas.

          F. A certificate, dated as of the Closing Date, executed by a duly authorized officer of Independent, acting solely in his capacity as an officer of Independent, pursuant to which Independent shall certify that all of the representations and warranties made in Article IV of this Agreement are true and correct on and as of the date of such certificate as if made on such date.

          G. All consents required to be obtained by Independent from third parties to consummate the transactions contemplated by this Agreement.

          H. An opinion of counsel to Independent in accordance with this Agreement.

     SECTION 2.04 Further Assurances. At any time and from time to time after the Closing, at the request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. In the event that, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such action.

     SECTION 2.05 Effective Date. The "Effective Date" as that term is used in this Agreement means the effective date of the Merger under this Agreement.

                          ARTICLE III.
          REPRESENTATIONS AND WARRANTIES OF CROWN PARK

     Crown Park hereby makes the representations and warranties set forth in this Article III to Independent. Crown Park agrees at the Closing to provide Independent with supplemental schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date.

     SECTION 3.01 Organization and Qualification. Crown Park is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Crown Park is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Crown Park has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, the Bank, as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True, correct and complete copies of the Articles of Incorporation and Bylaws of Crown Park as amended to date, have been delivered to Independent. Crown Park does not own or control any Affiliate (as defined in Section 12.10) or Subsidiary (as defined in Section 12.10), other than the Bank. The nature of the business of Crown Park and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. Crown Park has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, and the business carried on by Crown Park has not been conducted through any other direct or indirect subsidiary or affiliate of Crown Park other than the Bank.

     SECTION 3.02 Execution and Delivery. Crown Park has taken all corporate action necessary to authorize the execution, delivery and (provided that the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been, or at Closing will be, duly executed by Crown Park and each constitutes the legal, valid and binding obligation of Crown Park, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     SECTION 3.03 Crown Park Capitalization. The entire authorized capital stock of Crown Park consists solely of 1,000,000 shares of Crown Park Common Stock, par value $5.00 per share, of which 190,372 shares are issued and outstanding and none of which are held in treasury. Except as disclosed on Schedule 3.03, there are no (i) other outstanding equity securities of any kind or character, (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Crown Park to purchase or otherwise acquire any security of or equity interest in Crown Park, obligating Crown Park to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Crown Park Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Crown Park Common Stock have been issued in compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of Crown Park Common Stock except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement have been paid.

     SECTION 3.04 Compliance with Laws, Permits and Instruments. Except as disclosed on Schedule 3.04, Crown Park and the Bank have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and each of them has complied with, and each of them is in compliance with, and is not in default (or with the giving of notice or the passage of time will be in default) under, or in violation of, (i) any provision of the Articles of Incorporation or Association or Bylaws of Crown Park or the Bank, (ii) any material provision of any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Crown Park, the Bank or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) is in material compliance with any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, statute, federal, state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to Crown Park, the Bank or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

     Except as set forth on Schedule 3.04, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Articles of Incorporation or Association or Bylaws of Crown Park or the Bank, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Crown Park, the Bank or their respective assets, operations, properties or businesses or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Crown Park, the Bank or their respective assets, operations, properties or businesses.

     SECTION 3.05 Crown Park Financial Statements. Crown Park has furnished to Independent true and complete copies of (i) the audited consolidated balance sheets of Crown Park as of December 31, 1995, 1994 and 1993, and the related audited consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993, (ii) unaudited parent only and consolidated balance sheets of Crown Park as of March 31, 1996 and the related unaudited consolidated statements of income for the three-month period ended March 31, 1996 and (iii) the Statements of Condition and Income ("Call Reports") of the Bank as of and for the period ended March 31, 1996 (such parent only and consolidated balance sheets and the related statements of income, stockholders' equity and cash flows of Crown Park and Call Reports of the Bank are collectively referred to herein as the "Financial Statements"). Except as described in the notes to the Financial Statements, the Crown Park Financial Statements fairly present, in all material respects, the financial position of Crown Park as of the respective dates thereof and the results of operations and changes in financial position of Crown Park for the periods then ended, in conformity with GAAP, unless otherwise instructed by the Instructions to the Call Reports, which instructions represent regulatory accounting principles ("RAP") in which instance such information is presented in conformity with RAP, applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of Crown Park and the Bank. The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

     SECTION 3.06  The Bank.

          A. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and in good standing under all laws, rules, and regulations applicable to national banking associations domiciled in the State of Texas. The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. The Bank is an insured bank as defined in the Federal Deposit Insurance Act. The Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

          B. The entire authorized capital stock of the Bank consists solely of 200,000 shares of common stock of the Bank, par value $7.50 per share (the "Bank Stock"), all of which are issued and outstanding. All of the issued and outstanding shares of the Bank Stock have been duly authorized, validly issued and are fully paid and, except as provided in 12 U.S.C.
     Section 55, nonassessable, and have not and will not have been issued in violation of the preemptive rights of any person. The securities of the Bank have been issued in compliance with the securities laws of the United States and the State of Texas. Except as set forth on Schedule 3.06B, Crown Park is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of the Bank, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind.

     There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Crown Park or the Bank is or may become obligated to issue, assign or transfer any securities of the Bank. There are no restrictions applicable to the payment of dividends on the shares of the Bank Stock except pursuant to applicable laws and regulations.

          C. The Bank's March 31, 1996 Call Report fairly presents, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. The Call Report does not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be adequate, and in the minimum amount of $350,000 after giving recognition to all known losses, to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

     SECTION 3.07 Litigation. Except as set forth on Schedule 3.07, there are no actions, claims, suits, investigations, reviews or other legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the best knowledge of Crown Park, threatened against or affecting Crown Park or the Bank at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, domestic or foreign, that in any manner involve Crown Park or the Bank or any of their properties or capital stock that might reasonably be anticipated to result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement, and neither Crown Park nor the Bank know or have any reason to be aware of any basis for the same. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best knowledge of Crown Park, threatened against Crown Park or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Crown Park or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

     SECTION 3.08 Consents and Approvals. Crown Park's Board of Directors (at a meeting duly called and held) has resolved to recommend to Crown Park's shareholders for such shareholders to vote to approve and adopt the Merger and this Agreement. Except as disclosed in Schedule 3.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Crown Park or the Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Crown Park and the Bank of the transactions contemplated hereby or thereby.

     SECTION 3.09 Undisclosed Liabilities. Neither Crown Park nor the Bank has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Employee Benefit Plan (as defined in Section 3.31 of this Agreement) or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements (as described in Section 3.17 of this Agreement)) that are not reflected in or disclosed in the Financial Statements except (i) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Financial Statements or (ii) as disclosed on Schedule 3.09.

     SECTION 3.10 Title to Assets. True and complete copies of all existing deeds, leases and title insurance policies for all real property owned or leased by the Bank and all mortgages, deeds of trust, security agreements and other documents describing encum-brances to which such property is subject have been made available to Independent. Each of Crown Park and the Bank has good and indefeasible title to all of its assets and properties including, without limitation, all personal and intangible properties reflected in the Financial Statements or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as described in
Schedule 3.10, (ii) as noted in the Financial Statements, (iii) as set forth in the documents delivered to Independent pursuant to this Section 3.10, (iv) statutory liens not yet delinquent, (v) consensual landlord liens (vi) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (vii) pledges of assets in the ordinary course of business to secure public funds deposits, and (viii) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Financial Statements.

     SECTION 3.11 Absence of Certain Changes or Events. Except as disclosed on Schedule 3.11, since December 31, 1995, each of Crown Park and the Bank has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

          A. Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

          B. Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due;

          C. Declared or made any payment of dividends or other distribution to its shareholders, except for (i) dividends by the Bank to Crown Park and (ii) the dividend specifically authorized by Section 1.05(i)(d);

          D. Purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

          E. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

          F. Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any bank, corporation, partnership or other entity (except
     (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

          G. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Schedule 3.09, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and properties disposed of for fair value since the dates of the Financial Statements.

          H. Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except pursuant to the settlement of litigation described in Section 3.11(M)) of material value;

          I. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or reasonably anticipated to constitute, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may result in a Material Adverse Change;

          J. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.16) or modified any existing rights with respect thereto;

          K. Made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

          L. Except for improvements or betterments relating to Properties (as defined in Section 3.21), made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

          M. Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property, other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $25,000;

          N. Suffered any change, event or condition that, in any case or in the aggregate, has caused or may result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees, agents, depositors, loan customers, correspondent banks or suppliers;

          O. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

          P. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation;

          Q. Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

          R. Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

          S. Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in excess of an aggregate amount of $100,000;

          T. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $50,000; or

          U. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through T. above.

     SECTION 3.12 Contracts. Schedule 3.12 includes a list identifying:

          A. All collective bargaining agreements involving Crown Park or the Bank and all other agreements with employees, as a group, of Crown Park or the Bank;

          B. All bonus, deferred compensation, pension, profit sharing, stock options, stock purchase, incentive or retirement plans or other employee benefit arrangements of Crown Park or the Bank. Schedule 3.12 reflects all such plans together with all relevant trust agreements, the latest report of the trustee or insurance company of the value of the assets or the cash surrender value of the assets of such plans, and the latest actuarial evaluation or statement of individual accounts with respect to such plans;

          C. All employment agreements, contracts or commitments, not terminable at will without contractual penalty, with or between Crown Park or the Bank and a director, officer or employee of Crown Park or the Bank;

          D. All agreements of guaranty or indemnification, other than signature guaranties and bank items presented for collection in the ordinary course of business, running from Crown Park or the Bank to any person or entity in excess of $5,000;

          E. All agreements, contracts or commitments containing any covenant limiting the right of Crown Park or the Bank to engage in any line of business or compete with any person or entity;

          F. All agreements, contracts, or commitments to which Crown Park or the Bank is a party or by which either of them is bound evidencing or providing for loans (other than student loans or loans secured by real property or savings accounts and made in the ordinary course of business) in excess of $50,000 or purchase of receivables or other financing in excess of $50,000 which have been entered into since December 31, 1995;

          G. All agreements, contracts or commitments of Crown Park or the Bank relating to material capital expenditures or involving material future payments, excluding real estate borrowings made in the ordinary course of business or existing leases;

          H. All agreements, contracts or commitments relating to the acquisition of assets or capital stock of any business enterprise other than assets acquired in the ordinary course of business of Crown Park or the Bank;

          I. All agreements, contracts or commitments involving Crown Park or the Bank relating to the syndication or underwriting of conventional or government or other guaranteed mortgages, loans or mortgage loan pools or other securities other than such agreements, contracts or commitments made in the ordinary course of business;

          J. All agreements, contracts or commitments to which Crown Park or the Bank is a party and that may require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness thereof;

          K. All letters of credit, whether direct pay or contingent, and all other commitments undertaken by the Bank in excess of $25,000; and

          L. Each lease with a third party where total annual lease payments are in excess of $5,000 to which Crown Park or the Bank is a party. Each such lease or agreement is in full force and effect and constitutes the legal, valid and binding obligation of the respective parties thereto enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity). Neither Crown Park nor the Bank has received any notice of material default or any notice of material noncompliance, including, without limitation, noncompliance with any applicable Federal, state or local obligation as lessee that it has not fully performed, or is aware of any expenditure required under the provisions of any such lease for any purpose other than payment. For each lease in which Crown Park or the Bank is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. Crown Park and the Bank, respectively, enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

     SECTION 3.13 Taxes. Except as set forth on Schedule 3.13, each of Crown Park and the Bank has duly and timely filed with the appropriate Federal, state and local governmental agencies all tax returns and reports required to be filed, including, without limitation, income, excise, property, sales, use, franchise, value added, unemployment, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and has paid, or has established adequate reserves for the payment of, all taxes and assessments that are or are claimed to be due, payable or owed by Crown Park or the Bank, or for which Crown Park or the Bank may have liability, whether as a result of their own activities or by virtue of their affiliation with other entities and all interest and penalties thereon, whether disputed or not. Except as set forth on Schedule 3.13, all such tax returns and reports are accurately prepared and all deposits required by law to be made by Crown Park or the Bank, with respect to employees' withholding taxes have been duly made. Except set forth on Schedule 3.13, neither Crown Park nor the Bank is or has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Within the last six (6) years, except as set forth on Schedule 3.13, neither Crown Park's nor the Bank's Federal income tax return has been audited or examined and no such audit is currently pending or threatened. Except as set forth on Schedule 3.13, neither Crown Park nor the Bank has granted any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to either Crown Park or the Bank, or any waiver or agreement by any such entity for the extension of time for the assessment or collection of any tax. Except as set forth on Schedule 3.13, neither Crown Park nor the Bank has committed any violation of any applicable Federal, state, local or foreign tax laws.

     The amounts set up as provisions for current or deferred taxes on the Financial Statements and the Call Report are sufficient for the payment of all unpaid Federal, state, county, local, foreign or other taxes (including any interest or penalties) of or on behalf of Crown Park and the Bank applicable to the periods covered by each entity's financial statements, and all years and periods prior thereto. True and complete copies of the Federal income tax returns of Crown Park and the Bank as filed with the Internal Revenue Service (the "IRS") for the years ended December 31, 1995, 1994, and 1993, have been delivered to Independent.

     SECTION 3.14 Insurance. Schedule 3.14 contains an accurate and complete list and brief description of all policies of insurance, including fidelity and bond insurance, of Crown Park and the Bank. All such policies (a) are sufficient for compliance by Crown Park and the Bank with all requirements of law and all agreements to which Crown Park or the Bank is a party, (b) are valid, outstanding and enforceable except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (c) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (d) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Crown Park nor the Bank is in default with respect to the provisions of any such policy and has not failed to give any notice or present any claim
hereunder in a due and timely fashion.   Neither Crown Park nor the
Bank has been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which such entity has applied for any such insurance within the last five (5) years. Each material property of Crown Park is insured for the benefit of Crown Park in amounts deemed adequate by Crown Park's management against risks customarily insured against. Except as set forth on Schedule 3.14, there has been no single claim under any fidelity bond of Crown Park or the Bank within the last five (5) years and Crown Park is not aware of any facts that would form the basis of a claim under such bonds.

     SECTION 3.15 No Adverse Change. Except as disclosed in the representations and warranties made in this Article III and as set forth on Schedule 3.15, there has not been any Material Adverse Change since December 31, 1995, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future, in a Material Adverse Change.

     SECTION 3.16  Proprietary Rights.  Except as set forth on
Schedule 3.16, neither Crown Park nor the Bank owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret

("Proprietary Rights") for the business or operations of Crown Park or the Bank. Neither Crown Park nor the Bank are infringing upon or otherwise acting adversely to, and have not in the past three
(3) years infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other person or persons. There is no claim or action by any such person pending, or to the best knowledge of Crown Park or the Bank threatened, with respect thereto.

     SECTION 3.17 Transactions with Certain Persons and Entities. Except as disclosed in Schedule 3.17, neither Crown Park nor the Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of Crown Park or the Bank, and none of such persons owes any amount to Crown Park or the Bank. Except as set forth on
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among Crown Park, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any of its Affiliates other than the Bank.

     SECTION 3.18 Evidences of Indebtedness. To the best knowledge of Crown Park and the Bank, all evidences of indebtedness and leases that are reflected as assets of Crown Park or the Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Crown Park, the Bank or the present holder thereof, except as disclosed in Schedule 3.18. Except as disclosed in Schedule 3.18, to the best knowledge of Crown Park and the Bank, the credit files of the Bank contain all information (excluding general, local or national industry, economic or similar conditions) known to Crown Park or the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Crown Park has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans on the internal watch list of Crown Park and the Bank, a copy of which as of April 30, 1996 has been provided to Independent.

     SECTION 3.19 Employee Relationships. Each of Crown Park and the Bank has complied with all applicable material laws relating to its relationships with its employees, and Crown Park believes that the relationships between Crown Park and its employees and between the Bank and its employees are good. To the best knowledge of Crown Park, no key executive officer or manager of any of the operations operated by Crown Park or the Bank or any group of employees of Crown Park or the Bank has or have any present plans to terminate their employment with Crown Park or the Bank.

     SECTION 3.20  Condition of Assets.  Except as set forth on
Schedule 3.20, all tangible assets used by Crown Park or the Bank are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other laws, whether Federal, state or local. Neither Crown Park's nor the Bank's premises or equipment are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

     SECTION 3.21 Environmental Compliance. Except as disclosed on Schedule 3.21:

          A. Crown Park and all of the Properties and Crown Park's operations are in material compliance with all Environmental Laws (as defined in Section 12.10). Neither Crown Park nor the Bank is aware of, nor has Crown Park or the Bank received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Crown Park or the Bank with all Environmental Laws.

          B. Crown Park and the Bank have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

          C. No Hazardous Materials (as defined in Section 12.10) exist on, about or within any of the Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties during the period from their respective dates of acquisition by Crown Park or the Bank to the present, nor, to the best knowledge of Crown Park, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties prior to their respective dates of acquisition by Crown Park or the Bank.
     The use that Crown Park and the Bank make and intend to make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

          D. There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to the best knowledge of Crown Park, threatened, against Crown Park or the Bank relating in any way to any Environmental Law. Neither Crown Park nor the Bank has any liability for remedial action under any Environmental Law. Neither Crown Park nor the Bank has received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has Crown Park or the Bank received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including, without limitation, any letter, notice or inquiry from any person or governmental entity informing Crown Park or the Bank that they are or may be liable in any way under CERCLA (as defined in Section 12.10) or requesting information to enable such a determination to be made).

          E. As used in this Section 3.21, the term "Property" or "Properties" shall include all real property owned or leased by Crown Park or the Bank, including, but not limited to properties that the Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

     SECTION 3.22  Regulatory Compliance.  Except as set forth on
Schedule 3.22, all reports, records, registrations, statements, notices and other documents or information required to be filed by Crown Park and the Bank with any federal or state regulatory authority, including, without limitation, the Federal Reserve, the OCC, the FDIC and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete. Except as set forth on Schedule 3.22, neither Crown Park nor the Bank is now or has been within the last five (5) years subject to any memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies. Crown Park does not believe any such regulatory bodies have any present intent to place Crown Park or the Bank under any such administrative action. Except as set forth on
Schedule 3.22, there are no actions or proceedings pending or threatened against Crown Park or the Bank by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     SECTION 3.23 Absence of Certain Business Practices. Neither Crown Park nor the Bank, nor any officer, employee or agent of Crown Park or the Bank, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Crown Park or the Bank (or assist Crown Park or the Bank in connection with any actual or proposed transaction) that (i) might subject Crown Park or the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have resulted in a Material Adverse Change or (iii) if not continued in the future might result in a Material Adverse Change or might subject the Bank to suit or penalty in any private or governmental litigation or proceeding.

     SECTION 3.24 Proxy Statement. None of the information supplied or to be supplied by Crown Park, the Bank, or any of their directors, officers, employees or agents for inclusion in the Proxy Statement, or any amendment thereof or supplement thereto, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Crown Park or the Bank are responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 3.25 Dissenting Shareholders. Crown Park has no knowledge of any plan or intention on the part of any Crown Park shareholders to make written demand for payment of the fair value of their shares of the Crown Park Common Stock in the manner provided by applicable law.

     SECTION 3.26 Books and Records. The minute books, stock certificate books and stock transfer ledgers of Crown Park and the Bank (i) have been kept accurately in the ordinary course of business, (ii) are complete and correct in all material respects,
(iii) the transactions entered therein represent bona fide transactions, and (iv) there have been no transactions involving the business of Crown Park or the Bank that properly should have been set forth therein and that have not been accurately so set forth.

     SECTION 3.27 Forms of Instruments, Etc. Crown Park has made, and will make, available to Independent copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Crown Park in the ordinary course of its business.

     SECTION 3.28 Fiduciary Responsibilities. Crown Park and the Bank have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement, and neither Crown Park nor the Bank has any reason to be aware of any basis for the same.

     SECTION 3.29 Guaranties. Except for items in the process of collection in the ordinary course of the Bank's business, none of the obligations or liabilities of Crown Park or the Bank are guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable law, has Crown Park or the Bank guaranteed the obligations or liabilities of any other person, firm or corporation.

     SECTION 3.30 Voting Trust or Buy-Sell Agreements. Except as set forth on Schedule 3.30, Crown Park is not aware of any agreement between any of its shareholders relating to a right of first refusal with respect to the purchase or sale by any such shareholder of capital stock of Crown Park or any voting agreement or voting trust with respect to shares of capital stock of Crown Park.

     SECTION 3.31  Employee Benefit Plans.

     (a) Except as disclosed on Schedule 3.31, neither Crown Park nor any Affiliate maintains an "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Welfare Benefit Plan")) and neither Crown Park nor any Affiliate makes or has made (within the last five years) any contributions to any Welfare Benefit Plan. Except as disclosed on Schedule 3.31, neither Crown Park nor any Affiliate is (or has been within the last five years) required to contribute to any Welfare Benefit Plan on behalf of any Employee or former employee, including any multiemployer welfare plan (such Welfare Benefit Plans disclosed on Schedule 3.31 to be hereinafter collectively referred to as the "Crown Park Welfare Benefit Plans"). Schedule 3.31 sets forth the amount of any liability of Crown Park or any Affiliate for any payments past due with respect to each Crown Park

Welfare Benefit Plan as of the Closing Date and as of the end of any month from the date hereof and ending prior to the Closing Date. Neither Crown Park nor any Affiliate maintains or has maintained (within the last five years) a voluntary employees' beneficiary association ("VEBA") which is intended to fund or implement any Welfare Benefit Plan. Neither Crown Park nor any Affiliate maintains or has maintained a Welfare Benefit Plan that is a member of (or participates in) a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA or Section 3.95-1(5) of the Texas Insurance Code, as amended.

     (b) Except as disclosed in Schedule 3.31, neither Crown Park nor any Affiliate maintains an "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Sections 4(b) or 201 of ERISA) ("Pension Benefit Plan"). Except as disclosed in Schedule 3.31, neither Crown Park nor any Affiliate contributes to (or within the last five years has been required to contribute to) any Pension Benefit Plan (such Pension Benefit Plans disclosed on Schedule 3.31 to be hereinafter collectively referred to as the "Crown Park Pension Benefit Plans"). With respect to each Crown Park Pension Benefit Plan which is subject to Title I, Subtitle B, Part 3 of ERISA, the funding method used in connection with such Pension Benefit Plan is acceptable under ERISA, and the actuarial assumptions used in connection with funding such Pension Benefit Plan, in the aggregate, are reasonable (taking into account the experience of such Pension Benefit Plan and reasonable expectations). No "accumulated funding deficiency" (as defined in
Section 302(a)(2) of ERISA) (whether or not waived and whether arising on account of inadequate Crown Park or Affiliate contributions, improper amortization of charges or credits in any funding standard account, improper determination of any such charge or credit, or any other reason) exists with respect to any plan year of any Crown Park Pension Benefit Plan subject to Title I, Subtitle B, Part 3 of ERISA. Neither Crown Park nor any Affiliate maintains a Pension Benefit Plan that is an "individual account plan" (as defined in Section 3(34) of ERISA) to which Crown Park contributes or has in the past contributed. With respect to each Pension Benefit Plan to which Crown Park or any Affiliates contribute or to which in the past has contributed, Schedule 3.31 sets forth (A) the amount of any liability of Crown Park or any Affiliate for contributions due with respect to such Pension Benefit Plan as of the latest fiscal year end and as of the end of any subsequent plan year ending prior to the Closing, and the date as of which such amounts were paid, and (B) the amount of any contribution paid with respect to such Pension Benefit Plan for the plan year in which the Closing occurs. As of the Closing Date, each Crown Park Pension Benefit Plan subject to Title IV of ERISA could be terminated in a standard termination under Section 4041(b) of ERISA. Since 1975, neither Crown Park nor any Affiliate: (i) has or does contribute to; (ii) has or is required to contribute to; or (iii) has otherwise established or maintained, any multiemployer plan (as defined in Section 3(37) of ERISA) (such multiemployer plans being hereinafter collectively referred to as the "Multiemployer Plans.")

     (c) All of the Crown Park Pension Benefit Plans and Crown Park Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) comply currently, and have complied in the past, both as to form and operation, with the provisions of the applicable documents and all laws, rules and regulations governing or applying to such plans, including but not limited to ERISA, the Code, and the Age Discrimination in Employment Act; all necessary governmental approvals for the Crown Park Pension Benefit Plans and Crown Park Welfare Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of each of the Crown Park Pension Benefit Plans and each amendment thereto has been made by the Internal Revenue Service. Each Crown Park Welfare Benefit Plan and each Crown Park Pension Benefit Plan has been administered to date in compliance with the requirements of the Code and ERISA, and all reports and filings required by any government agency with respect to each Crown Park Welfare Benefit Plan and each Crown Park Pension Benefit Plan have been timely and completely filed. Future compliance with the requirements of ERISA as in effect on the date of the Closing or any collective bargaining agreements to which Crown Park or an Affiliate is a party will not result in any increase in the rate of benefit accrual under any Crown Park Pension Benefit Plan except as otherwise stated in Schedule 3.31.

     (d) On and after January 1, 1975, neither Crown Park nor any Affiliate, nor, to the knowledge of Crown Park or any Affiliate, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Sections 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject Crown Park, any Affiliate, New Independent or Independent to any taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject Crown Park, any Affiliate, New Independent or Independent to any excise tax, penalty tax or fine related to any Welfare Benefit Plan or Pension Benefit Plan.

     (e) With respect to each Crown Park Pension Benefit Plan subject to the minimum funding requirements of Code Section 412 and Title IV of ERISA, (i) Crown Park and Affiliates have paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each such Pension Benefit Plan ("Plan") and each plan year thereof for which such premiums are required, (ii) there has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations of the PBGC under such Section) for which the 30 day notice is not waived, (iii) the termination of, or withdrawal from, any such Plan, on or prior to the Closing Date, has not and will not subject Crown Park, any Affiliate, New Independent or Independent to any liability to the PBGC nor to any other party, (iv) no filing has been made by Crown Park (or any Affiliate) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any such Pension Benefit Plan, (v) no amendment has occurred which has required or could require Crown Park, any Affiliate, New Independent or Independent to provide security to any such Pension Benefit Plan under Code Section 401(a)(29), (vi) all installment contributions required pursuant to Code Section 412(m) have been paid by Crown Park and all Affiliates before the due date for such contribution as set forth in Code
Section 412(m) for each such Plan, and (vii) no partial termination has occurred or is expected to occur in connection with the Closing or otherwise. Neither Crown Park nor any Affiliate has at any time prior to Closing (i) incurred any liabilities under the provisions of Section 4062 of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA,
(iii) ceased making contributions on or before the date of the Closing to any Multiemployer Plan or (iv) made a complete or partial withdrawal from a Multiemployer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 of ERISA). All Crown Park Pension Benefit Plans, if such plans are terminated and all assets are distributed therefrom in accordance with their provisions before, at or after Closing, will have sufficient assets to fund any and all benefit liabilities (as defined in Section 4001(a)(16) of ERISA) with respect to such Pension Benefit Plan so as to accomplish a standard termination filing in accordance with and pursuant to Section 4041(b) of ERISA.

     (f) Schedule 3.31 lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be listed in Schedule
3.31 (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by Crown Park or any Affiliate for Employees. All such plans, agreements, arrangements and commitments comply currently and have complied in the past, both as to form and operation with all applicable laws, rules and regulations. Except as disclosed on Schedule 3.31, neither Crown Park nor any Affiliate has prior to Closing maintained any such plan, arrangement or commitment described in the first sentence of this Subsection (f) of Section 3.31 of this Agreement.

     (g) There are no agreements which will provide payments to any officer, Employee, shareholder, or highly compensated individual which will be "parachute payments" under Section 280G of the Code that are nondeductible to Crown Park or subject to tax under Section 4999 of the Code for which Crown Park, any Affiliate, New Independent or Independent would have withholding liability.

     (h) All Crown Park Welfare Benefit Plans, Crown Park Pension Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), and all plans, agreements, arrangements and commitments referred to in Subsection (f) of this
Section 3.31 are legally valid and binding and in full force and effect. To the best of Crown Park's knowledge, no Crown Park Welfare Benefit Plan nor Crown Park Pension Benefit Plan is being audited or investigated by any governmental agency. There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending, or to the best knowledge of Crown Park, threatened, and Crown Park has no knowledge to any facts which could give rise to any such actions, suits or claims.

     (i) True and complete copies of each Crown Park Welfare Benefit Plan and each Crown Park Pension Benefit Plan, related trust agreements or annuity contracts (or any other funding instruments); each plan, agreement, arrangement, and commitment referred to in Subsection (f) of this Section 3.31 covering Employees; the most recent determination letter issued by the Internal Revenue Service with respect to each Crown Park Pension Benefit Plan covering Employees; Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Crown Park Welfare Benefit Plan and each Crown Park Pension Benefit Plan covering employees for the two most recent plan years of each such plan; and the two most recent actuarial reports for each such Crown Park Pension Benefit Plan have previously been delivered by Crown Park to Independent at the date this Agreement is executed. No unwritten amendment exists with respect to any Welfare Benefit Plan, Pension Benefit Plan or other plan, agreement, arrangement or commitment referred to in Subsection (f) of this Section 3.31.

     (j) Neither Crown Park nor any Affiliate maintains any plan or arrangement which provides benefits to any Employee or such Employee's dependents after the Employee terminates employment other than as required by law. No written or oral representations have been made to any Employee or former employee promising or guaranteeing any employer payment or funding for the continuation of medical, dental or disability coverage beyond that legally required.

     SECTION 3.32 COBRA Responsibility. Crown Park shall retain all responsibility and liability for compliance with the requirements of Code Section 4980B ("COBRA") through the Closing Date, which includes any terminations of employment that occur on such date as a result of this transaction, and shall indemnify and hold harmless Independent for the same.

     SECTION 3.33  Derivatives.  Except as disclosed on Schedule
3.33, Crown Park has not purchased, invested in, created, renewed or held any Derivatives (as defined in Section 12.10).

     SECTION 3.34 Valuation of Land, Building, Improvements. The actual appraised fair value of the land, the building and the improvements and the furniture, fixtures and equipment is at least equal to or greater than the value of the land, the building and the improvements and the furniture, fixtures and equipment reflected on Crown Park's and the Bank's books as of March 31, 1996.

     SECTION 3.35 Representations Not Misleading. All material facts relating to the business operations, properties, assets, liabilities (contingent or otherwise) and financial condition of Crown Park and the Bank have been disclosed to Independent in or in connection with this Agreement. No representation or warranty by Crown Park contained in this Agreement, nor any statement, exhibit or schedule furnished to Independent by Crown Park under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over Crown Park or its properties of the facts and circumstances upon which they were based. Except as disclosed herein, there is no matter that materially adversely affects, or to the knowledge of Crown Park, will in the future result in a Material Adverse Change, other than general economic conditions.
No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Crown Park.


                           ARTICLE IV.
          REPRESENTATIONS AND WARRANTIES OF INDEPENDENT

     Independent hereby makes the representations and warranties set forth in this Article IV to Crown Park.

     SECTION 4.01 Organization and Qualification. Independent is a corporation, duly organized, validly existing under the laws of the State of Texas, and in good standing under all laws, rules, and regulations applicable to corporations located in the State of Texas. Independent has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

     SECTION 4.02 Execution and Delivery. Independent has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been, or at Closing will be, duly executed by Independent and each constitutes the valid and binding obligation of Independent, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     SECTION 4.03 Compliance with Laws, Permits and Instruments. The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Articles of Incorporation or Bylaws of Independent, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Independent or its assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any statute, law, ordinance, rule or regulation applicable to Independent.

     SECTION 4.04 Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Independent, threatened against Independent that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Independent pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

     SECTION 4.05 Consents and Approvals. Except for regulatory and shareholder approvals, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Independent in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Independent of the transactions contemplated hereby or thereby.

     SECTION 4.06 Proxy Statement. None of the information supplied or to be supplied by Independent or any of its directors, officers, employees or agents for inclusion in the Proxy Statement, or any amendment thereof or supplement thereto, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Independent is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 4.07 Representations Not Misleading. No representation or warranty by Independent contained in this Agreement, nor any statement, exhibit or schedule furnished to Crown Park or the Bank by Independent under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over Independent of the facts and circumstances upon which they were based. No information material to the Merger and that is necessary to make the representations and warranties herein contained not misleading has been withheld by Independent.


                           ARTICLE V.
                     COVENANTS OF CROWN PARK

     Crown Park hereby makes the covenants set forth in this
Article V to Independent.

     SECTION 5.01 Best Efforts. Crown Park will use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

     SECTION 5.02 Information for Applications and Statements. Crown Park will, and will cause the Bank to, promptly, but in no event later than ten (10) business days after receipt of a request by Independent, furnish to Independent all information concerning Crown Park and the Bank, including, but not limited to, financial statements, required for inclusion in any application or statement to be made by Independent to or filed by Independent with any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and Crown Park represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Crown Park and the Bank shall otherwise fully cooperate with Independent in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

     SECTION 5.03 Required Acts of Crown Park and the Bank. Prior to the Closing, Crown Park and the Bank shall, unless otherwise permitted in writing by Independent:

          A. Operate only in the ordinary course of business and consistent with prudent banking practices;

          B. Except as required by prudent business practices, use all reasonable efforts to preserve its business organization intact and to retain its present customers, depositors, suppliers, correspondent banks, officers, directors, employees and agents;

          C. Act in a manner intended to preserve or attempt to preserve its goodwill;

          D. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as Crown Park may in good faith reasonably dispute;

          E. Except as required by prudent business practices, maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other properties owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

          F. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion;

          G. Purchase three-year "tail" coverage in connection with the Bank's existing D&O Insurance policy;

          H. Timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;

          I. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable up to and including the date immediately preceding the Merger, except those being contested in good faith by appropriate proceedings;

          J. Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

          K. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

          L. Comply in all respects with all applicable laws and regulations, domestic and foreign including, but not limited to, all environmental laws and regulations; and

          M. Consult with Independent regarding hiring or employment of new employees.

     SECTION 5.04 Prohibited Acts of Crown Park and the Bank. Prior to the Closing, neither Crown Park nor the Bank shall, without the prior written consent of Independent (which consent shall be deemed to have been given three (3) business days after actual receipt by Independent of notice given pursuant to Section
12.07 with respect to such act, unless Independent sooner objects to such act):

          A. Introduce any new material method of management or operation;

          B. Take any action that could reasonably be anticipated to result in a Material Adverse Change;

          C. Take, or fail to take, any action that would cause or permit the representations and warranties made in Article III hereof to be inaccurate at the time of the Closing or preclude Crown Park from making such representations and warranties at the time of the Closing;

          D. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except in the ordinary course of business and consistent with prudent banking practices;

          E. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar
     (in amount and insurer) to that now in effect;

          F. Incur any obligation or liability, whether absolute, accrued, contingent or otherwise, except in the ordinary course of business and consistent with prudent banking practices;

          G. Except in connection with the indebtedness reflected on the Financial Statements, discharge or satisfy any lien, charge or encumbrance or other than interest owed on existing subordinated debentures, pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with prudent banking practices;

          H. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

          I. Purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its shares of capital stock or other securities or declare or pay any distribution on its outstanding capital stock, except for (i) dividends by the Bank to Crown Park and (ii) the dividend specifically authorized by Section 1.05(i)(d);

          J. Change its articles or bylaws or its authorized capital stock;

          K. Sell, transfer, lease to others or otherwise dispose of any of its assets or cancel or compromise any debt or claim, or waive or release any right or claim of material value, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          L. Enter into any transaction other than in the ordinary course of business;

          M. Enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other person, firm or corporation except for letters of credit entered into by the Bank in the ordinary course of business and consistent with prudent banking practices;

          N. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

          O. Except for the payment of bonuses, for which the Bank has accrued, and the giving of raises that are not, individually, or in the aggregate, greater than 1994 bonuses and raises, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          P. Except as explicitly permitted hereunder or in accordance with applicable law and made in the ordinary course of business consistent with past practices, engage in any transaction with any affiliated person, including, without limitation, officers and employees, or allow such persons to withdraw any assets from Crown Park or the Bank except in the form of wages, salaries and reimbursement of expenses, and except for (i) loans to employees of the Bank, not to exceed $10,000 per employee, made in the ordinary course of business consistent with prudent banking practices, (ii) loans secured by liquid collateral having a fair market value at least equal to the principal balance due on such loan to its officers, directors and employees in the ordinary course of business, and (iii) renewals in the ordinary course of business and consistent with prudent banking practices;

          Q. Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

          R. Terminate, cancel or surrender any contract, lease or other agreement or suffer any damage, destruction or loss (whether or not constituting, or reasonably anticipated to constitute, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may result in a Material Adverse Change;

          S. Dispose of, permit to lapse, transfer or grant any rights under, or breach or infringe upon, any United States or foreign license or Proprietary Right or modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          T. Except for improvements or betterments relating to Properties, make any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

          U. Hire or employ any person with an annual salary equal to or greater than $20,000;

          V. Make any, or acquiesce with any, change in any accounting methods, principles or material practices other than as required by GAAP or RAP;

          W. Sell or purchase any investment securities in an aggregate amount of $100,000 between the date of the Agreement and the Closing Date;

          X. With the exception of loans secured solely by automobiles made in accordance with the Bank's policies and procedures with respect to such loans, make, renew, extend the maturity of, or alter any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $50,000;

          Y. Purchase, invest in, create, review or hold any Derivatives (as defined in Section 12.10); or

          Z. Make any, or acquiesce with any, change in any accounting methods, principles or material practices other than as required by GAAP or RAP or make any available federal income tax elections or make any changes in methods of accounting for federal income purposes.

     SECTION 5.05 Access; Pre-Closing Investigation. Subject to the provisions of Article X, Crown Park shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Independent full access to the properties, books, contracts and records of Crown Park and the Bank, permit Independent to make such inspections (including without limitation with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon) as they may require and furnish to Independent during such period all such information concerning Crown Park and the Bank and their respective affairs as Independent may reasonably request, in order that Independent may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Crown Park and the Bank, including, without limitation, access sufficient to verify the value of the assets and the liabilities of Crown Park and the Bank and the satisfaction of the conditions precedent to Independent's obligations described in Article VIII of this Agreement. Crown Park agrees at any time, and from time to time, to furnish to Independent as soon as practicable, any additional information that Independent may reasonably request. Independent agrees that any inspections made pursuant to this
Section 5.05 will be conducted in the least disruptive manner possible for the business and operations of Crown Park and the Bank.

     SECTION 5.06 Designee of Independent. Crown Park shall give notice, and shall cause the Bank to give notice, to a designee of Independent, and shall invite such person to attend all regular and special meetings of the board of directors of Crown Park and the Bank and all regular and special meetings of any senior management committee of Crown Park or the Bank. In addition, Crown Park shall permit one designee of Independent (the "Designee") to be present in the offices of the Bank during all business hours of the Bank, and Crown Park shall provide the Designee with office space, telephone and office machine usage and secretarial assistance while the Designee is present at the Bank. Crown Park shall provide the Designee with full access to the properties, books and records of the Bank. Crown Park shall allow the Designee generally to participate in Bank functions. After receipt of all necessary regulatory approvals and prior to the Closing Date, the Designee may hold himself or herself out to the public as a representative of Independent.

     SECTION 5.07 Additional Financial Statements. Crown Park shall promptly furnish Independent with (i) unaudited statements of condition and income of Crown Park as of and for the periods ended June 30, 1996 and September 30, 1996, (ii) true, correct and complete copies of each additional Call Report of the Bank, as soon as such reports are made available to the OCC, (iii) each month's directors' report and month-end daily statement, and (iv) any tax return or submission to any taxing authority.

     SECTION 5.08 Untrue Representations. Crown Park shall promptly notify Independent in writing if Crown Park becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Independent or any representation or warranty made in or pursuant to this Agreement or that results in Crown Park's failure to comply with any covenant, condition or agreement contained in this Agreement.

     SECTION 5.09 Litigation and Claims. Crown Park shall promptly notify Independent in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Crown Park or the Bank or affecting any of their properties, if such litigation or potential litigation might, in the event of an unfavorable outcome, result in a Material Adverse Change, and Crown Park shall promptly notify Independent of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Crown Park, threatened against Crown Park or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Crown Park or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

     SECTION 5.10 Adverse Changes. Crown Park shall promptly notify Independent in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Crown Park or the Bank that has or may reasonably be expected to have or lead to a Materially Adverse Change. Notwithstanding the disclosure to Independent of any such change, Crown Park shall not be relieved of any liability to Independent pursuant to this Agreement for, nor shall the providing of such information by Crown Park to Independent be deemed a waiver by Independent of, the breach of any representation or warranty of Crown Park contained in this Agreement.

     SECTION 5.11 No Negotiation with Others. Crown Park shall not, directly or indirectly, nor shall it permit the Bank or its officers, directors, employees, representatives or agents to, directly or indirectly (i) encourage, solicit or initiate discussions or negotiations with, or (ii) except upon advice of counsel to the extent required to fulfill the fiduciary duties owed to the shareholders of Crown Park, entertain, discuss or negotiate with, or provide any information to, or cooperate with, any corporation, partnership, person or other entity or group (other than Independent or its Affiliates or associates or officers, partners, employees or other authorized representatives of Independent or such Affiliates or associates) concerning any merger, tender offer or other takeover offer, sale of substantial assets, sale of shares of capital stock or similar transaction involving Crown Park or the Bank. Immediately upon receipt of any unsolicited offer, Crown Park will communicate to Independent the terms of any proposal or request for information and the identity of the parties involved.

     SECTION 5.12 Consents and Approvals. Crown Park shall use its best efforts to obtain all consents and approvals from third parties, including those listed on Schedule 3.08, at the earliest practicable time.

     SECTION 5.13  Environmental Investigation; Right to Terminate
Agreement.

          A. At Independent's sole expense, Independent and its consultants, agents and representatives shall have the right to the same extent that Crown Park or the Bank has such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling ("Environmental Inspections") at any time on or prior to August 31, 1996. Independent shall notify Crown Park prior to any physical inspections of the Property, and Crown Park may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by Independent, Independent shall (i) notify Crown Park of any Property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) commence such secondary investigation, on or prior to September 16, 1996. Independent shall give reasonable notice to Crown Park of such secondary investigations, and Crown Park may place reasonable time and place restrictions on such secondary investigations.

          B. Crown Park agrees to indemnify and hold harmless Independent for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Independent or its agents, which damage or injury is attributable to the negligent actions or negligent omissions of Crown Park or the Bank or their agents. Independent agrees to indemnify and hold harmless Crown Park for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Independent or its agents, which damage or injury is attributable to the negligent actions or omissions of Independent or its agents. Independent shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by Crown Park or the Bank and not by Independent. Independent shall make no such report prior to Closing unless required to do so by law, and in such case will give Crown Park reasonable notice of Independent's intentions.

          C. Independent shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.21 is not true and accurate; (ii) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Independent because the environmental inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws; (iii) Crown Park or the Bank has refused to allow Independent to conduct an Environmental Inspection or secondary investigation in a manner that Independent reasonably considers necessary; (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous

     Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change. On or prior to October 6, 1996, Independent shall advise Crown Park in writing as to whether Independent intends to terminate this Agreement because Independent disapproves of the results of the Environmental Inspection, secondary investigation or other environmental survey. Crown Park shall have the opportunity to correct any objected to violations or conditions to Independent's reasonable satisfaction prior to November 6, 1996. In the event that Crown Park fails to demonstrate its satisfactory correction of the violations or conditions to Independent, Independent may terminate the Agreement on or before November 6, 1996.

          D. Crown Park agrees to make available to Independent and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including, without limitation, the results of other environmental inspections and surveys. Crown Park also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Independent and shall be entitled to certify the same in favor of Independent and its consultants, agents and representatives and make all other data available to Independent and its consultants, agents and representatives.

          E. For purposes of this Section, the term "Property" or "Properties" shall have the same meaning given in Section
     3.21(E).

     SECTION 5.14 Proxies. Mr. Claud Cypert, Mr. Larry Cypert, Mr. Roy Cypert, Mr. B.J. Randles, Mr. Milton Montgomery, Ms. Judy Ann Miller, Ms. Jone Fisher, Mr. William Jewel Davis, Cabco, Inc., Elois S. Badley, Royal "C", Inc., J. Miles Fisher, Royal Grand "C" Trust Ms. Carol Murrow and Ms. Becky Sykes collectively own at least two-thirds of the outstanding shares of Crown Park and together with Crown Park shall execute the Voting Agreement and Irrevocable Proxy in the form of Exhibit B attached hereto, and Crown Park acknowledges that the such shareholders have agreed that they will vote the shares of the Crown Park Common Stock owned by them in favor of this Agreement and the Merger and the transactions contemplated hereby and thereby, subject to required regulatory approvals.

     SECTION 5.15 Sole Shareholder Approval. Crown Park shall execute a sole shareholder consent authorizing the execution of the Bank Merger Agreement and approving the vote of all of the Bank common stock in favor of the Bank Merger.


                           ARTICLE VI.
                    COVENANTS OF INDEPENDENT

     Independent hereby makes the covenants set forth in this
Article VI to Crown Park.

     SECTION 6.01 Best Efforts. Independent agrees to use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

     SECTION 6.02  Incorporation and Organization of New
Independent.  Independent will incorporate, charter and organize
New Independent as a Texas corporation.

     SECTION 6.03 Acts of New Independent. Independent will cause New Independent to duly authorize and enter into this Agreement and shall cause New Independent to perform all of its obligations hereunder. Independent shall vote all of the stock of New Independent in favor of the Merger and this Agreement. Independent shall cause sufficient funds to be contributed to New Independent to enable New Independent to consummate the transactions contemplated by this Agreement. Prior to the Closing, Independent shall not cause New Independent to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby.

     SECTION 6.04 Information for Applications and Statements. Independent will promptly furnish to Crown Park all information concerning Independent and New Independent, including, but not limited to, financial statements, required for inclusion in (i) any proxy statement, prospectus or offering document to be used by Crown Park in connection with the approval of the shareholders of Crown Park of the transactions contemplated hereby and (ii) any application or statement to be made by Crown Park or filed by Crown Park with any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and Independent represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Independent shall otherwise fully cooperate with Crown Park and the Bank in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

     SECTION 6.05 Untrue Representations. Independent shall promptly notify Crown Park in writing if Independent becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Crown Park or any representation or warranty made in or pursuant to this Agreement or that results in Independent's failure to comply with any covenant, condition or agreement contained in this Agreement.

     SECTION 6.06 Litigation and Claims. Independent shall promptly notify Crown Park of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Independent, threatened against Independent or New Independent that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Independent or New Independent pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

     SECTION 6.07 Regulatory and Other Approvals. Independent shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Independent or New Independent in connection with this Agreement and the other agreements contemplated hereby. Independent shall promptly furnish Crown Park with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Independent shall use its best efforts to obtain all such regulatory approvals and any other approvals from third parties, at the earliest practicable time.


                          ARTICLE VII.
      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CROWN PARK

     All obligations of Crown Park under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Crown Park:

     SECTION 7.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by Independent in this Agreement or in any document or schedule delivered to Crown Park pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date). Independent shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Independent prior to or at the Closing.

     SECTION 7.02 Shareholder Approvals. The holders of at least two-thirds of the shares of each class of stock entitled to vote on the Merger and this Agreement shall have approved the Merger and this Agreement.

     SECTION 7.03 Government and Other Approvals. Independent shall have received approvals, acquiescence or consents, all on terms and conditions acceptable to Independent in its sole discretion, of the transactions contemplated by this Agreement, from all necessary governmental agencies and authorities and other third parties, including but not limited to the Federal Reserve, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby and thereby, including all consents described on Schedule 3.08. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters' appraisal rights) by formal proceedings.

     SECTION 7.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are consummated, subject Crown Park or the Bank or subject any officer, director, shareholder or employee of Crown Park or the Bank to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

     SECTION 7.05 Opinion of Legal Counsel to Independent. Crown Park shall have received an opinion of counsel to Independent in connection with the transactions, contemplated by this Agreement, dated the Closing Date and addressed to Crown Park, and as described in Exhibit C.


                          ARTICLE VIII.
     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF INDEPENDENT

     All obligations of Independent under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Independent.

     SECTION 8.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by Crown Park in this Agreement or in any schedule delivered to Independent pursuant hereto shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date). Crown Park shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Crown Park prior to or at the Closing.

     SECTION 8.02 Shareholder Approvals. The holders of at least two-thirds of the shares of each class of stock entitled to vote on the Merger and this Agreement shall have approved the Merger and this Agreement.

     SECTION 8.03 Government and Other Approvals. Independent and its subsidiaries shall have received approvals, acquiescence or consents, all on terms and conditions acceptable to Independent in its sole discretion, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including but not limited to the Federal Reserve and the OCC, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby and thereby, including all consents described on Schedule 3.08. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters' appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, the Independent may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

     SECTION 8.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby or thereby by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of Crown Park or the Bank, (c) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change, (e) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are consummated, subject Independent or New Independent or subject any officer, director, shareholder or employee of Independent or New Independent to criminal or civil liability or (f) claim that Crown Park or any of the shareholders or directors, officers, employees of affiliates of Crown Park or the Bank had an agreement to sell stock in Crown Park or for Crown Park or the Bank to engage in a merger, sale of assets or similar corporate transaction. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (f) above.

     SECTION 8.05  Opinion of Legal Counsel to Crown
Park. Independent shall have received an opinion of counsel to Crown Park in connection with the transactions contemplated by this Agreement, dated the Closing Date and addressed to Independent, and as described in Exhibit D.

     SECTION 8.06 Dissenting Shareholders. No more than ten percent (10%) of the holders of the outstanding shares of the Crown Park Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders.

     SECTION 8.07 Accounting Treatment. All accounting and tax treatment, entries and adjustments in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby shall be satisfactory to Independent, Independent shall not have received notification from any proper regulatory authority that Independent's accounting and tax treatment, entries and adjustments used in connection with the Merger are improper, and

Independent shall not have been required by any such regulatory authority to make any accounting or tax adjustments that would constitute a Material Adverse Change.

     SECTION 8.08 No Material Adverse Change. Except as set forth on Schedule 3.15, there shall have been no Material Adverse Change in Crown Park and the Bank, taken as a whole, since December 31, 1995.

     SECTION 8.09 Bank Merger Agreement. Crown Park shall have caused the Bank to enter into the Bank Merger Agreement pursuant, the form of which is attached hereto as Exhibit A, to which the Bank will be merged with a wholly-owned subsidiary (either direct or indirect) of Independent. Crown Park shall have caused the Bank to execute the Bank Merger Agreement at a time such that Independent is able to obtain all necessary regulatory approvals prior to the Closing Date.


ARTICLE IX.
TERMINATION AND ABANDONMENT

     SECTION 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing (notwithstanding approval thereof by the shareholders of Crown Park), as follows, and in no other manner:

          A. By the mutual consent of Crown Park and Independent, duly authorized by the board of directors of each of Crown
     Park and Independent.

          B. By either Crown Park or Independent if the conditions precedent to such parties' obligations to close specified in Articles VII and VIII, respectively, hereof have not been met or waived and the Closing Date shall not have occurred by March 31, 1997, or such later date as has been approved by Crown Park and Independent.

          C. By either Crown Park or Independent if any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to consummate such transactions or if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action shall have been final and nonappealable.

          D. By Independent if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.

          E.   By Independent if there shall have been any Material
     Adverse Change.

          F. By Independent if Crown Park shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby, and such failure shall not have been cured within a period of ten (10) calendar days after notice from Independent, or if any of the representations or warranties of Crown Park contained herein or therein shall be inaccurate in any material respect.

          G. By Crown Park if Independent shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of ten (10) calendar days after notice from Crown Park, or if any of the representations or warranties of Independent contained herein or therein shall be inaccurate in any material respect.

     SECTION 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 12.07 of this Agreement.

     SECTION 9.03 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section
9.01 hereof, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except for
(a) liability of a party for expenses pursuant to Section 12.02 hereof, and (b) the provisions of Article X hereof shall remain applicable.


                           ARTICLE X.
                    CONFIDENTIAL INFORMATION

     SECTION 10.01 Definition of "Recipient," "Disclosing Party" and "Representative". For purposes of this Article X, the term "Recipient" shall mean the party receiving the Subject Information (as defined in Section 10.02) and the term "Disclosing Party" shall mean the party furnishing the Subject Information. The terms "Recipient" or "Disclosing Party", as used herein, include: (1) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (2) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be.
The term "Representative" as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term "person" as used in this Article X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, governmental agency or individual.

     SECTION 10.02 Definition of "Subject Information". For purposes of this Article X, the term "Subject Information" shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the

Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term "Subject Information" shall not include information that (i) was already in the Recipient's possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or
(iii) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

     SECTION 10.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient's Representatives; provided, however, that (i) any of such Subject Information may be disclosed to the Recipient's Representatives (including, but not limited to, the Recipient's accountants, attorneys and investment bankers) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); and (ii) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

     SECTION 10.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient's Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     SECTION 10.05 Return of Subject Information. In the event of termination of this Agreement for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

     SECTION 10.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of Article X of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of Article X of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of Article X of this Agreement, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party.


                           ARTICLE XI.
                         INDEMNIFICATION

     SECTION 11.01 Indemnification by Independent. Independent hereby agrees to indemnify and hold the Primary Shareholders harmless with respect to any and all liabilities, losses, damages, deficiencies, judgments, costs, expenses (including, without limitation, the fees and expenses of counsel), and interest or penalties arising out of any misrepresentation or an act of fraud resulting from actions or omissions of Independent taken or not taken after the Effective Date.

     SECTION 11.02 Indemnification by the Primary Shareholders. The parties who have executed this document and are signatories hereto as Primary Shareholders (collectively, the "Primary Shareholders") hereby jointly and severally agree to indemnify and hold Independent and each of its subsidiaries, affiliates, directors, officers, employees and agents harmless with respect to any and all liabilities, losses, damages, deficiencies, judgments, costs, expenses (including, without limitation, the fees and expenses of counsel), and interest or penalties arising out of any misrepresentation or an act of fraud suffered by Independent, Crown Park or the Bank resulting from actions or omissions of any of Crown Park, the Bank or any of their respective officers, directors or shareholders which actions or omissions are taken or not taken prior to the Effective Date.

     SECTION 11.03  General Indemnification Provisions.

          A. The amount of indemnification owed to Independent pursuant to Section 11.02 is unlimited.

          B. The shareholders agree that they will not seek indemnification or contribution from Independent, Crown Park or the Bank or any of their respective officers or directors for any Losses.

     SECTION 11.04 Procedure for Indemnification. The indemnified party shall, within ten (10) business days after the service of process in a lawsuit or within thirty (30) calendar days after such indemnified party acquires knowledge of a claim covered by the indemnities under Article XI of this Agreement, give written notice to the indemnifying party, pursuant to Section 12.07, describing the lawsuit or claim and the estimated amount thereof; provided, however, that any failure by the indemnified party to give the foregoing written notice within such period shall not affect the indemnities under this Article XI to the extent the indemnifying party is not actually prejudiced by such failure.
Upon receipt of such notice, the indemnifying party shall be entitled, at its own cost and expense: (i) to assume responsibility and control of the defense, compromise or settlement of any judicial proceeding that involves solely a claim for one or more liabilities for which indemnity may be sought hereunder, and (ii) in any other case, to be consulted by the indemnified party (who shall consider in good faith all requests of the indemnifying party with respect to all such proceedings) with respect to proceedings subject to control of the indemnified party. For so long as the indemnifying party is contesting any such claim in good faith and by appropriate proceedings, the indemnifying party shall not be required to make payment under this provision to the indemnified party. If the indemnifying party is controlling the conduct of any such proceeding, the indemnifying party shall, on request of the indemnified party, provide to the indemnified party, at reasonable intervals, a summary of any developments respecting such proceeding that have occurred since the date of the last such summary so provided to indemnified party. The indemnified party may participate at its own expense in any judicial proceeding controlled by the indemnifying party pursuant to the preceding provision. The indemnified party shall supply the indemnifying party with such information requested by the indemnifying party as in the reasonable opinion of counsel to the indemnifying party is necessary and advisable for the indemnifying party to control and conduct the defense of any proceeding, to prosecute any counterclaim or to participate in any proceeding to the extent permitted by this provision and shall cooperate with the indemnifying party in the conduct of the defense and the assertion of any counterclaim in any such proceeding. The indemnified party shall not enter into any settlement or other compromise with respect to any liability as to which indemnity may be sought without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnified party shall be entitled to communicate solely with the person designated in Section 12.07 to receive notices on behalf of all of the indemnifying party, and the indemnifying party hereby appoints such person as their duly authorized agent and attorney-in-fact, with authority to make binding decisions on behalf of the indemnifying party with respect to this Agreement.


                          ARTICLE XII.
                          MISCELLANEOUS

     SECTION 12.01  Survival of Representations and
Warranties. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall survive for three (3) years following the Closing Date.

     SECTION 12.02 Expenses. Independent shall pay all of its expenses and costs (including, without limitation, all counsel fees and expenses) and Crown Park shall pay all of its expenses and costs (including, without limitation, all counsel fees and expenses), incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 12.03 Brokerage Fees and Commissions. Independent hereby represents to Crown Park that no agent, representative or broker has represented Independent in connection with the transactions described in this Agreement. Crown Park shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Independent, and Independent hereby agrees to indemnify and hold Crown Park harmless for any amounts owed to any agent, representative or broker of Independent.

Except for the brokerage relationship with Bryn Jan Financial Corporation, Crown Park hereby represents to Independent that no agent, representative or broker has represented Crown Park, the Bank or any or all of the shareholders in connection with the transactions described in this Agreement. Independent shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Crown Park, the Bank or any shareholder of Crown Park, and Crown Park and the Primary Shareholders hereby agree to indemnify and hold Independent harmless for any amounts owed to any agent, representative or broker of Crown Park, the Bank or any shareholder of Crown Park.

     SECTION 12.04 Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

     SECTION 12.05 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

     SECTION 12.06 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

     SECTION 12.07 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received;
(b) in the case of mail, upon the earlier of actual receipt or five
(5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 12.07. All communications must be in writing and addressed as follows:

          IF TO CROWN PARK:

          Ms. Jone Fisher
          Chairman of the Board
          Crown Park Bancshares, Inc.
          82nd & Nashville Avenue
          P.O. Box 54500
          Lubbock, Texas  79453
          Telecopy:  (806) 794-2395

          WITH A COPY TO:

          Mr. Claud Cypert
          7713 NW 41st Circle
          Bethany, Oklahoma  73008

          and

          Mr. John Hudson
          Attorney at Law
          1601 N.W. Expressway
          Suite 2101
          Oklahoma City, Oklahoma  73118
          Telecopy:  (405) 840-4671

          IF TO THE PRIMARY SHAREHOLDERS:

          Mr. Claud Cypert
          7713 NW 41st Circle
          Bethany, Oklahoma  73008

          IF TO INDEPENDENT:

          Mr. Bryan Stephenson
          President
          Independent Bankshares, Inc.
          547 Chestnut
          Abilene, Texas  79602
          Telecopy:  (915) 677-5943

          WITH A COPY TO:

          Mr. Peter G. Weinstock
          Jenkens & Gilchrist,
          a Professional Corporation
          1445 Ross Avenue, Suite 3200
          Dallas, Texas  75202-2799
          Telecopy:  (214) 855-4300

     SECTION 12.08 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL LIE IN LUBBOCK COUNTY, TEXAS.

     SECTION 12.09 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

     SECTION 12.10  Certain Definitions.

          A. "Affiliate" means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

          B. "Derivatives" shall mean financial contracts the value, purpose, or terms of which are derived from the performance of assets, interest rates, currency exchange rates, or indexes, including, by way of illustration and without limitation, structured debt obligations and deposits, swaps, futures, options, caps, floors, collars, forwards and various combinations thereof.

          C. "Environmental Laws" mean all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, without limitation, the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended ("SWDA," also known as "RCRA" for a subsequent amending act), (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"), (c) the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended ("CWA"), (d) the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended ("CAA"), (e) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended ("TSCA"), (f) the Emergency Planning and Community Right to Know Act, 15 U.S.C. Section 2601 et seq., as amended ("EPCRKA"), and (g) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as amended.

          D. "Hazardous Material" means, without limitation, (a) any "hazardous wastes" as defined under RCRA, (b) any "hazardous substances" as defined under CERCLA, (c) any toxic pollutants as defined under CWA, (d) any hazardous air pollutants as defined under CAA, (e) any hazardous chemicals as defined under TSCA, (f) any hazardous substances or extremely hazardous substances as defined under EPCRKA, (g) asbestos, (h) polychlorinated biphenyls, (i) underground storage tanks, whether empty, filled or partially filled with any substance, (j) any substance the presence of which on the property in question is prohibited under any Environmental Law, and (k) any other substance which under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.

          E. "Material Adverse Change" means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations or prospects of Crown Park or the Bank and specifically includes any change that reduces the shareholders' equity of Crown Park and the Bank (on a consolidated basis) by an amount equaling or exceeding $50,000.

          F. "Subsidiary" means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

     SECTION 12.11 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

     SECTION 12.12 Attorneys' Fees and Costs. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

     SECTION 12.13 Rules of Construction. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word "or" is used in the inclusive sense. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein verbatim.

     SECTION 12.14 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 12.14 shall be void and of no effect.

     SECTION 12.15 Public Disclosure. Neither Crown Park nor Independent will make, issue or release any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; provided, however, that notwithstanding the foregoing, Crown Park and Independent will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

     SECTION 12.16 Extension; Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Such action shall be evidenced by a signed written notice given in the manner provided in Section 12.07 hereof. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 12.07 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

     SECTION 12.17 Amendments. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of Independent and Crown Park at any time before or after adoption of this Agreement by the shareholders of Crown Park but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made that (i) affects the consideration to be paid for the Crown Park Common Stock as set forth in Section 1.05 or that materially and adversely affects the rights of Crown Park's shareholders hereunder without the requisite approval of such shareholders.
This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

     SECTION 12.18 Delivery of Schedules. In order to provide for the prompt execution of this Agreement, the parties hereto agree that with respect to the schedules to this Agreement:

          A. Full and complete originals of all of the schedules to this Agreement described in Article III of this Agreement shall be delivered to Independent pursuant to Section 12.07 within ten (10) business days after the date of this Agreement.

          B. Independent will have five (5) business days after receipt of true, correct and complete schedules to this Agreement to review such schedules to determine whether they are in form and substance satisfactory to Independent in its sole discretion. If such schedules are satisfactory, then this Agreement shall remain in full force and effect, and the parties shall proceed in accordance with their respective rights and obligations hereunder. If such schedules are not satisfactory to Independent, in its sole discretion, Independent shall have the unconditional right to terminate this Agreement and all of its obligations hereunder by providing Crown Park notice of such termination in accordance with the terms of Section 12.07 of this Agreement no later than 6:00 p.m., Lubbock, Texas time on the fifth business day after receipt of the schedules to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                         INDEPENDENT BANKSHARES, INC.



                         By:  /s/ Bryan Stephenson
                              -------------------------------
                              Bryan Stephenson, President


                         CROWN PARK BANCSHARES, INC.



                         By:  /s/ Larry A. Cypert
                              --------------------------------
                         Print Name:  Larry A. Cypert
                         Title:  Vice President



     New Independent hereby joins in the foregoing Agreement and undertakes that it will be bound thereby and will do and perform all acts therein referred to or provided to be done by it.

     IN WITNESS WHEREOF, New Independent has caused this undertaking to be made in counterparts by its duly authorized officers as of the date first above written.


                         NEW INDEPENDENT ACQUISITION CORPORATION



                         By:  /s/ Bryan Stephenson
                              ---------------------------------
                              Bryan Stephenson, President

     The Primary Shareholders hereby join in the foregoing
Agreement and undertakes that each of them will be bound thereby and will do and perform all acts therein referred to or provided to be done by them.

     IN WITNESS WHEREOF, the Primary Shareholders have each executed this Agreement to be made in counterparts as of the date first above written.


                         /s/ Larry A. Cypert
                         --------------------------------------
                         Print Name: Larry A. Cypert


                         /s/ Claud A. Cypert
                         --------------------------------------
                         Print Name: Claud A. Cypert

                         /s/ Milton Montgomery
                         --------------------------------------
                         Print Name: Milton Montgomery


                         /s/ Judy Ann Miller
                         Print Name: Judy Ann Miller


                         /s/ Roy J. Cypert
                         Print Name: Roy J. Cypert


                         _____________________________________
                         Print Name: ______________________________


                         _____________________________________
                         Print Name: ______________________________

                         _____________________________________
                         Print Name: ______________________________

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Bank Merger
Agreement"), is made as of this 11th day of July, 1996, by and between WESTERN NATIONAL BANK, LUBBOCK, TEXAS (the "Lubbock Bank") and FIRST STATE BANK, N.A., ABILENE, TEXAS (the "Abilene Bank").


                      W I T N E S S E T H:

     A. The Lubbock Bank is a national banking association duly organized and existing under the laws of the United States, having its principal office in the City of Lubbock, County of Lubbock, State of Texas, with authorized capital stock consisting of 200,000 shares of common stock, par value $7.50 per share (the "Lubbock Bank Common Stock"), all of which are issued and outstanding;

     B. The Abilene Bank is a national banking association duly organized and existing under the laws of the United States, having its principal office in the City of Abilene, County of Taylor, State of Texas, with authorized capital stock consisting of 250,000 shares of common stock, par value $5.00 per share (the "Abilene Bank Common Stock"), all of which are issued and outstanding;

     C. A majority of the Boards of Directors of each of the Lubbock Bank and the Abilene Bank pursuant to the authority given by and in accordance with the provisions of the National Bank Act, have approved this Bank Merger Agreement pursuant to which the Lubbock Bank shall be merged with and into the Abilene Bank (the "Bank Merger") and have authorized the execution hereof; and

     D.   As and when required by the provisions of this Bank
Merger Agreement, all such action as may be necessary or appropriate shall be taken by the Lubbock Bank and the Abilene Bank in order to consummate the Bank Merger.

     NOW, THEREFORE, in consideration of the foregoing premises, the Lubbock Bank and the Abilene Bank hereby agree that the Lubbock Bank shall be merged with and into the Abilene Bank on the following terms and conditions:

     1. Merger of the Abilene Bank and the Lubbock Bank. At the Effective Date (as defined in Section 12 of this Bank Merger Agreement), the Lubbock Bank shall be merged with and into the Abilene Bank pursuant to the provisions of Section 215 of the National Bank Act ("Section 215").

     2. Effects of the Bank Merger. The Bank Merger shall have the effects set forth in Section 215. The bank resulting from the Bank Merger (the "Resulting Bank") shall be deemed to be a continuation in entity and identity of each of the Lubbock Bank and the Abilene Bank; shall be subject to all the liabilities, obligations, duties and relations of each merging bank, and shall without the necessity of any conveyance, assignment or transfer, become the owner of all of the assets of every kind and character formerly belonging to the Lubbock Bank and the Abilene Bank. If, on the Effective Date, the Lubbock Bank is acting as trustee, guardian, executor, administrator or in any other fiduciary capacity, the Resulting Bank shall, without the necessity of any judicial action or action by the creator of such trust, continue such office, trust or fiduciary relationship and shall perform all of the duties and obligations and exercise all of the powers and authority connected with or incidental to such fiduciary relationship in the same manner as though the Resulting Bank had been originally named or designated as such fiduciary. The naming or designating by a testator, or the creator of a living trust, of the Lubbock Bank to act as trustee, guardian, executor or in any other fiduciary capacity shall be considered the naming or designating of the Resulting Bank. The name of the Resulting Bank shall be "First State Bank, N.A." The principal office of the Abilene Bank shall be the principal office of the Resulting Bank, and the facilities of the Lubbock Bank and the Abilene Bank shall be the facilities of the Resulting Bank following the Bank Merger.

     3. The Resulting Bank's Articles of Association and Bylaws. The Articles of Association and Bylaws of the Resulting Bank shall be as set forth on the attached Exhibits A and B, until the same shall be amended and changed as provided by law.

     4. Directors, Advisory Directors and Officers. The directors, advisory directors and officers of the Resulting Bank at the Effective Date shall be the directors, advisory directors and officers of the Abilene Bank, and each of such persons shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Association and Bylaws of the Resulting Bank or as otherwise provided by law.

     5. Conversion of the Abilene Bank Common Stock and the Lubbock Bank Common Stock. At the Effective Date by virtue of this Agreement and without any further action on the part of any holder, all shares of the Abilene Bank Common Stock and the Lubbock Bank Common Stock outstanding at the Effective Date shall be converted into 250,000 shares of common stock of the Resulting Bank with a par value of $5.00 per share.

     6. Stock Transfer Books. The stock transfer books of the Lubbock Bank shall be closed as of the close of business at the Effective Date, and no transfer of record of any of the shares of the Lubbock Bank Common Stock shall take place thereafter.

     7. Shareholder Approval. This Bank Merger Agreement shall be submitted to the shareholders of the Lubbock Bank and the Abilene Bank. Upon approval of the shareholders of the Lubbock Bank and the Abilene Bank, this Bank Merger Agreement shall be made effective as soon as practicable thereafter in the manner provided in Section 12 hereof.

     8. Conditions to Consummation of the Bank Merger. All obligations of the parties under this Bank Merger Agreement are subject to the fulfillment, prior to or at the Closing, of each of the conditions precedent set forth in the Agreement and Plan of Reorganization (the

"Reorganization Agreement"), by and between Crown Park Bancshares, Inc., the sole shareholder of the Lubbock Bank, and Independent Bankshares, Inc., the sole shareholder of the Abilene Bank, any or all of which may be waived in whole or in part in the manner set forth in the Reorganization Agreement. Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement.

     9. Termination. This Bank Merger Agreement may be terminated and abandoned at any time prior to or on the Closing
Date, whether before or after action thereon by the shareholders of each of the Lubbock Bank and the Abilene Bank, pursuant to the terms and provisions of the Reorganization Agreement.

     10. Effect of Termination. In the event of the termination and abandonment of this Bank Merger Agreement pursuant to the provisions of Section 9, the liability by reason of this Bank Merger Agreement or the termination thereof shall be determined pursuant to the terms and provisions of the Reorganization Agreement, which terms and provisions are hereby incorporated herein by reference for all purposes.

     11. Waiver, Amendment and Modification. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time, whether before or after action thereon by the shareholder of the Lubbock Bank by the party that is entitled to the benefits thereof.

This Bank Merger Agreement may be modified or amended at any time, whether before or after action thereon by the shareholder of the Lubbock Bank or the Abilene Bank, by the party that is entitled to the benefits thereof. Any waiver, modification or amendment of this Bank Merger Agreement shall be in writing.

     12. Effective Date. Subject to the terms, and upon satisfaction on or before the Closing Date of all requirements of law, and the conditions specified in this Bank Merger Agreement, the Bank Merger shall become effective at the opening of business on the date specified in the Certificate of Authority to be issued by Office of the Comptroller of the Currency under the seal of that office authorizing the Resulting Bank to conduct the business of banking, such time being herein called the "Effective Date."

     13. Multiple Counterparts. For the convenience of the parties hereto, this Bank Merger Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Bank Merger Agreement. A telecopy or facsimile transmission of a signed counterpart of this Bank Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

     14.  Governing Law.  THIS BANK MERGER AGREEMENT SHALL BE
CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS
AGREEMENT SHALL LIE IN LUBBOCK COUNTY, TEXAS.

     15. Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Date, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of the Abilene Bank or the Lubbock Bank acquired or to be acquired by reason of or as a result of the Bank Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

     16. Assignment. This Bank Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Bank Merger Agreement shall assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties; provided, however, that the Abilene Bank may assign its rights and obligations hereunder to any of its affiliates. Any assignment made or attempted in violation of this
Section 16 shall be void and of no effect.

     17. Severability. In the event that any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Bank Merger Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and
(c) there shall be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

     18. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Bank Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

     19. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word "or" is used in the inclusive sense.

     20. Articles, Sections, Exhibits and Schedules. Unless otherwise indicated, all articles and sections referred to herein are articles and sections, respectively, of this Bank Merger

Agreement and all exhibits referred to herein are exhibits attached
to this Bank Merger Agreement.   Any and all schedules, exhibits,
annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein verbatim.

     21. Binding Effect. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Bank Merger Agreement, or any provision herein contained, it being the intention of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person. Nothing in this Bank Merger Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement.

     IN WITNESS WHEREOF, the Lubbock Bank and the Abilene Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the directors constituting a majority of the Board of Directors of each such bank have hereunto subscribed their names.

                              WESTERN NATIONAL BANK


                              /s/ Jone Fisher
                              ---------------------------------
                              By: Jone Fisher
                              Its: Chairman



ATTEST:

/s/ Carrie Byrd
- ------------------------------
Carrie Byrd, Cashier


/s/ Judy Ann Miller                     /s/ Claud Cypert
- ------------------------------          -------------------------
Judy Ann Miller                         Claud Cypert


/s/ Roy J. Cypert                       /s/ Larry Cypert
- ------------------------------          -------------------------
Roy J. Cypert                           Larry Cypert


/s/ Dr. Jewel Davis                     /s/ Jone L. Fisher
- ------------------------------          -------------------------
Dr. Jewel Davis                         Jone L. Fisher


/s/ Milton P. Montgomery                /s/ B. J. Randles
- ------------------------------          -------------------------
Milton P. Montgomery                    B. J. Randles




                 A Majority of the Directors of
              WESTERN NATIONAL BANK, LUBBOCK, TEXAS

                              FIRST STATE BANK, N.A.


                              /s/ Bryan Stephenson
                              ---------------------------------
                              Bryan Stephenson, Chairman of the
                              Board

ATTEST:


/s/ Albert Jordan
- ------------------------------
Albert Jordan, Cashier


/s/ Bryan Stephenson                    /s/ Jack Bargainer
- ------------------------------          -------------------------
Bryan Stephenson                        Jack Bargainer, M.D.


/s/ Scott L. Taliaferro, Jr.            /s/ Stanley Whisenhunt
- ------------------------------          -------------------------
Scott L. Taliaferro, Jr.                Stanley Whisenhunt


/s/ Jim Fitzhugh                        /s/ Randal Crosswhite
- ------------------------------          -------------------------
Jim Fitzhugh                            Randal Crosswhite


                 A Majority of the Directors of
              FIRST STATE BANK, N.A., ABILENE, TEXAS

                       INDEMNITY AGREEMENT


     THIS Indemnity Agreement is made as of the 11th day of July, 1996 by and among the individuals who are signatories hereto as indemnitors (collectively, the "Indemnitors") and Independent
Bankshares, Inc., a Texas corporation (the "Indemnitee").

                       W I T N E S S E T H

     WHEREAS, Indemnitee has negotiated an Agreement and Plan of Reorganization (the "Agreement") with Crown Park Bancshares, Inc. ("Crown Park") pursuant to which Indemnitee will acquire Crown Park and its wholly-owned subsidiary, Western National Bank, Lubbock, Texas (the "Bank").

     WHEREAS, the Indemnitors are shareholders and directors of Crown Park.

     WHEREAS, Indemnitee has agreed to enter into the Agreement only upon the condition that Indemnitee be protected against any Prior Loss (as defined below).

     WHEREAS, to induce Indemnitee to enter into the Agreement, the Indemnitors desire to execute this Indemnity Agreement.

     NOW, THEREFORE, in consideration of the premises and the covenants herein contained, and in consideration of the execution by the Indemnitee of the Agreement, the Indemnitee and the Indemnitors hereby agree as follows:

     1. Indemnification. The Indemnitors hereby jointly and severally acknowledge and agree to indemnify and hold Indemnitee harmless from any loss ("Prior Loss") arising out of any prior contract for the sale or merger of Crown Park and/or the Bank
("Prior Transaction").   The Indemnitors further agree that the
amount of indemnification owed to Indemnitee pursuant to this Indemnity Agreement is unlimited.

     2. Procedure for Indemnification. The Indemnitee shall, within ten (10) business days after the service of process in a lawsuit, within thirty (30) calendar days after such Indemnitee acquires knowledge of a claim covered by the indemnities under this Indemnity Agreement or at Closing (as such term is defined in the Agreement) in the event that the lawsuit is filed prior to the Closing, give written notice to the Indemnitors, pursuant to
Section 7, describing the lawsuit or claim and the estimated amount thereof; provided, however, that any failure by the Indemnitee to give the foregoing written notice within such period shall not affect the indemnities under this Article XI to the extent the Indemnitors are not actually prejudiced by such failure. Upon receipt of such notice, the Indemnitors shall be entitled, at their own cost and expense: (i) to assume responsibility and control of the defense, compromise or settlement of any judicial proceeding that involves solely a claim for one or more liabilities for which indemnity may be sought hereunder, and (ii) in any other case, to be consulted by the Indemnitee (who shall consider in good faith all requests of the Indemnitors with respect to all such proceedings) with respect to proceedings subject to control of the Indemnitee. For so long as the Indemnitors are contesting any such claim in good faith and by appropriate proceedings, the Indemnitors shall not be required to make payment under this provision to the Indemnitee. If the Indemnitors are controlling the conduct of any such proceeding, the Indemnitors shall, on request of the Indemnitee, provide to the Indemnitee, at reasonable intervals, a summary of any developments respecting such proceeding that have occurred since the date of the last such summary so provided to Indemnitee. The Indemnitee may participate at its own expense in any judicial proceeding controlled by the Indemnitors pursuant to the preceding provision. The Indemnitee shall supply the Indemnitors with such information requested by the Indemnitors as in the reasonable opinion of counsel to the Indemnitors is necessary and advisable for the Indemnitors to control and conduct the defense of any proceeding, to prosecute any counterclaim or to participate in any proceeding to the extent permitted by this provision and shall cooperate with the Indemnitors in the conduct of the defense and the assertion of any counterclaim in any such proceeding. The Indemnitee shall not enter into any settlement or other compromise with respect to any liability as to which indemnity may be sought without the prior written consent of the Indemnitors, which consent shall not be unreasonably withheld. The Indemnitee shall be entitled to communicate solely with the person designated in Section 7 to receive notices on behalf of all of the Indemnitors, and the Indemnitors hereby appoint such person as their duly authorized agent and attorney-in-fact, with authority to make binding decisions on behalf of the Indemnitors with respect to this Indemnity Agreement.

     3. Successors and Assigns. This Indemnity Agreement shall bind or inure to the benefit of the respective personal representatives, heirs, successors and permitted assigns of the respective parties. The obligations of the Indemnitors hereunder shall not be assignable without the prior written consent of Indemnitee.

     4.   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

     5. Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Indemnity Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

     6. Attorneys' Fees and Costs. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

     7. Notices. Any notice, request, instruction or other document to be given under this Indemnity Agreement after the date hereof by any party hereto to any other party shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, at the addresses set forth below. The parties may change their respective addresses by written notice to the other parties sent as provided in this Section 7.

          IF TO INDEMNITEE:

          Mr. Bryan Stephenson
          President
          Independent Bankshares, Inc.
          547 Chestnut
          Abilene, Texas  79602

          IF TO THE INDEMNITORS:

          Mr. Claud Cypert
          7713 NW 41st Circle
          Bethany, Oklahoma  73008

     8. Severability. If any provision of this Indemnity Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Indemnity Agreement, such provision shall be fully severable; this Indemnity Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Indemnity Agreement; and the remaining provisions of this Indemnity Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Indemnity Agreement.

     9. Counterparts. This Indemnity Agreement may be executed in a number of counterparts, each of which for all purposes is to be deemed an original. All counterparts so executed by the parties to this Indemnity Agreement, whether or not such counterpart shall bear the execution of each of the parties, shall be deemed to be and shall be construed as one and the same Indemnity Agreement.

     10. Facsimile. A telecopy or facsimile transmission of a signed counterpart of this Indemnity Agreement shall be sufficient to bind the party or parties whose signature(s) appear therein.

     IN WITNESS WHEREOF, this Indemnity Agreement has been executed as of the date first above written.

                         INDEMNITORS:


                         /s/ Larry S. Cypert
                         -------------------------------------
                         Print Name: Larry S. Cypert


                         /s/ Claud A. Cypert
                         -------------------------------------
                         Print Name: Claud A. Cypert

                         /s/ Milton Montgomery
                         -------------------------------------
                         Print Name: Milton Montgomery


                         /s/ Roy J. Cypert
                         -------------------------------------
                         Print Name: Roy J. Cypert


                         ____________________________________
                         Print Name: ______________________________


                         ____________________________________
                         Print Name: ______________________________


                         ____________________________________
                         Print Name: ______________________________


                         ____________________________________
                         Print Name: ______________________________


                         INDEMNITEE:

                         INDEPENDENT BANKSHARES, INC.



                         By:  /s/ Bryan Stephenson
                         -----------------------------------------
                              Bryan Stephenson, President